EXHIBIT 10.21

OFFICE LEASE AGREEMENT

BETWEEN

LOCON SAN MATEO, LLC, a Delaware limited liability company

(“LANDLORD”)

AND

AKAMAI TECHNOLOGIES, INC., a Delaware corporation

(“TENANT”)

TABLE OF CONTENTS

1.	Basic Lease Information	1

2.	Lease Grant	4

3.	Adjustment of Commencement Date; Possession	4

4.	Rent	6

5.	Compliance with Laws; Use	7

6.	Security Deposit	9

7.	Services to be Furnished by Landlord	9

8.	Premises Improvements	10

9.	Repairs and Alterations	11

10.	Use of Electrical Services by Tenant	12

11.	Entry by Landlord	12

12.	Assignment and Subletting	14

13.	Liens	15

14.	Indemnity and Waiver of Claims	16

15.	Insurance	16

16.	Subrogation	18

17.	Casualty Damage	19

18.	Condemnation	20

19.	Events of Default	21

20.	Remedies	21

21.	Limitation of Liability	23

22.	No Waiver	23

23.	Quiet Enjoyment	23

24.	Relocation	23

25.	Holding Over	24

26.	Subordination to Mortgages; Estoppel Certificate	24

27.	Attorneys’ Fees	25

28.	Notice	25

29.	Excepted Rights	25

30.	Surrender of Premises	26

31.	Miscellaneous	26

32.	Waiver of Jury Trial	28

33.	Option to Renew	30

34.	Acceleration Option	31

35.	Signage	32

36.	Option to Expand	34

37.	Right of First Offer	36

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38.	Roof Space	38

39.	Confidentiality	41

40.	Bicycle Storage Area	41

41.	Entire Agreement	42

Exhibit A - Outline and Location of Premises
Exhibit A-1 – Site Plan
Exhibit B - Building Rules and Regulations
Exhibit C - Commencement Letter
Exhibit D - Work Letter
Exhibit E - Expenses and Taxes
Exhibit F - Parking Agreement
Exhibit G - Form of Confidentiality Agreement
Exhibit H - Hypothetical Acceleration Fee Calculation
Exhibit I - List of Personal Property

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OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of the 31 st day of March, 2008, by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and AKAMAI TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

1. Basic Lease Information.

A. “Building” shall mean the building located at 3125 Clearview Way, San Mateo, California, commonly known as Building B of the Clearview office park.

B. “Premises” shall mean the approximately 50,000 rentable square feet of space shown on Exhibit A to this Lease. The Premises are located on a portion of the first floor and the entire second and third floors of the Building and known as suite number(s) 200. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises.

C. “Base Rent”:

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
10/1/08 – 9/30/09	$37.80	$1,890,000.00	$157,500.00
10/1/09 – 9/30/10	$39.31	$1,965,600.00	$163,800.00
10/1/10 – 9/30/11	$40.88	$2,044,224.00	$170,352.00
10/1/11 – 9/30/12	$42.52	$2,125,942.96	$177,161.91
10/1/12 – 9/30/13	$44.22	$2,211,032.68	$184,252.72
10/1/13 – 9/30/14	$45.99	$2,299,473.99	$191,622.83
10/1/14 – 9/30/15	$47.83	$2,391,452.94	$199,287.75
10/1/-15 – Termination Date	$49.74	$2,487,111.06	$207,259.26

* The foregoing Base Rent shall be subject to abatement, as more particularly described in Section 4 below.

D. “Tenant’s Share”: 76.98% of the Building and 19.14% of the Project (based upon approximately 261,251 rentable square feet).

“Tenant’s Monthly Expense and Tax Payment”: $51,541.67, which is Tenant’s Share of the monthly estimated Expenses and monthly estimated Taxes (as more fully described in, and subject to adjustment as described in, Section 4 below).

E. “Term”: A period of eighty-five (85) months. The Term shall commence on the date (the “Commencement Date”) that is the earlier of October 1, 2008 or the date that Tenant substantially completes the Initial Alterations (as defined in Exhibit D attached hereto) and, unless terminated early or extended in accordance with this Lease, end on the last day of the 85th month of the Term (the “Termination Date”), which Termination Date is estimated to be October 31, 2015. Promptly after the Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement in the form attached hereto as Exhibit C.

F. “Rent Commencement Date”: October 1, 2008, subject to adjustment as provided in Section 3 below.

G. Tenant allowances: $2,500,000.00 (a sum equal to $50.00 per rentable square foot of the Premises) for construction of the Initial Alterations and $7,500.00 (a sum equal to $0.15 per rentable square foot of the Premises) for preparation of the initial space plan, as more particularly described in Exhibit D attached hereto.

H. “Security Deposit”: $75,000.00.

I. “Guarantor(s)”: As of the date of this Lease, there are no guarantors.

J. “Broker(s)”: NAI BT Commercial representing Landlord and Jones Lang LaSalle representing Tenant.

K. “Permitted Use”: General office use.

L. “Notice Addresses”:

Tenant:

On and after the Commencement Date, notices shall be sent to Tenant at the Premises with a copy to:

Akamai Technologies, Inc.

8 Cambridge Center

Cambridge, MA 02142

Attention: Mr. Skip Hartwell

Phone: (617) 444-3971

Fax: (617) 444-3908

If any additional person listed above fails to receive the copy of the notice of Tenant default, the validity of the notice served on Tenant shall not be affected thereby.

Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Akamai Technologies, Inc.

8 Cambridge Center

Cambridge, MA 02142

Attention: Mr. Skip Hartwell

Phone: (617) 444-3971

Fax: (617) 444-3908

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Landlord:	With a copy to:

Lowe Enterprises Real Estate Group 455 Market Street, Suite 640 San Francisco, CA 94105 Attention: Mike Sanford, Senior Vice President	Lowe Enterprises Real Estate Group 2020 Main Street, Suite 1150 Irvine, California 92614 Attention: Lynda Cook, Senior Vice President

And to:

Lowe Enterprises 11777 San Vicente Boulevard, 9th Floor Los Angeles, California 90049 Attention: John DeMarco, Senior Vice President, Corporate Counsel

Rent (defined in Section 4.A) is payable to the order of Landlord at the following address:

Lowe Enterprises Real Estate Group 455 Market Street, Suite 640 San Francisco, CA 94105 Attention: Kelly Mullane

M. “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

N. “Landlord Work” means the work that Landlord is obligated to perform in the Premises pursuant to the separate work letter agreement (the “Work Letter”) attached as Exhibit D.

O. “Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity.

P. “Normal Business Hours” for the Building are 8:00 A.M. to 6:00 P.M. on Business Days.

Q. “Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the landscaping, the parking facilities and all other improvements owned by Landlord and serving the Building and the tenants thereof and the parcel(s) of land on which they are located.

R. “Project” means the Clearview office project, containing six (6) buildings totaling approximately 261,251 rentable square feet of Class A office buildings located on an approximately 21.86 acre hill-top campus on Clearview Way, San Mateo, California.

S. “Exterior Common Areas” mean those areas of the Project and/or the Property which are not located within the Building or any other building and which are provided and maintained for the use and benefit of Landlord and tenants of the Building and/or the Project generally and the employees, invitees and licensees of Landlord and such tenants, including, without limitation, any parking garage, artificial lakes, walkways, plaza, roads, driveways, sidewalks, surface parking and landscapes, if any.

2. Lease Grant.

Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property that are designated by Landlord for the common use of tenants and others, such as sidewalks, unreserved parking areas, common corridors, elevator foyers, restrooms, vending areas and lobby areas (the “Common Areas”). The Exterior Common Areas, as of the date of this Lease, are as shown on the site plan attached hereto as Exhibit A-1. Landlord also has the right to make changes to the Common Areas as Landlord deems reasonably appropriate, provided the changes do not materially affect Tenant’s ability to access the Premises or to use the Premises for the Permitted Use. Notwithstanding anything to the contrary contained herein, Landlord shall not make any permanent changes to the parking areas at the Property that reduces the number of parking spaces available for Tenant’s use pursuant to the terms of this Lease or otherwise materially adversely affect Tenant’s parking rights hereunder. However, the foregoing shall not be deemed to prohibit Landlord from constructing a parking garage at the Property during the Term. If Landlord constructs a parking garage at the Property, Tenant may use such parking garage, free of monthly parking charge, provided that the foregoing shall not be deemed to increase the total number of parking spaces available to Tenant pursuant to the terms of this Lease and the Parking Agreement. If Landlord makes temporary changes to the parking areas at the Property that affect Tenant’s parking rights hereunder, Landlord shall provide reasonable alternate parking in the vicinity of the Building, which may include valet parking, and Tenant’s alternate parking spaces (if valet services are not used) shall at all times be located at or adjacent to the Property within reasonable walking distance of the Building (i.e., without the need for parking shuttles or other transportation to and from such parking spaces). Landlord shall use reasonable efforts to minimize the time periods during which such alternate parking arrangements will be required in connection with any temporary changes or other work with respect to the parking areas.

3. Adjustment of Commencement Date; Possession.

A. The Landlord Work shall be deemed to be “Substantially Complete” on the later of (i) the date that all Landlord Work (or applicable portion thereof) has been performed, other than any minor details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use of the Premises, and (ii) the date Landlord receives from the appropriate governmental authorities, with respect to the Landlord Work performed by Landlord or its contractors in the Premises, all approvals necessary for the conduct of Tenant’s work at (including, without limitation, the Initial Alterations) and Tenant’s occupancy of the Premises (which may include a certificate of temporary occupancy or substantially equivalent approval). However, if Landlord is delayed in the performance of the Landlord Work as a result of any Tenant Delay(s) (defined below), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay. “Tenant Delay” means any act or omission of Tenant or any Tenant’s Parties to the extent that the same actually delays the substantial completion of the Landlord Work, including, without limitation: (1) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (2) Tenant’s selection of equipment or materials that have long lead times after first being informed in writing by Landlord that the selection may result in a delay; (3) changes requested or made by Tenant to previously approved plans and specifications; (4) performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work, which interferes with the performance of the Landlord Work; or (5) if the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work. Landlord shall notify Tenant in writing of any circumstances of which Landlord is aware that have caused or may cause a Tenant Delay, so that Tenant may take whatever action is appropriate to minimize or prevent such Tenant Delay. For purposes of the foregoing sentence, correspondence via e-mail, facsimile or as included in any construction meeting minutes delivered to Tenant’s construction project manager, with a copy to Skip Hartwell at hartwell@akamai.com, shall constitute written notice of such Tenant Delay. No Tenant Delay shall be deemed to accrue unless and until Landlord has provided written notice to Tenant specifying that a delay has occurred because of actions, inaction or circumstances specified in the notice in reasonable detail. If such actions, inaction or circumstances qualify as a Tenant Delay, then a Tenant Delay shall be deemed to have occurred commencing as of the date Tenant received such notice from Landlord.

B. Subject to Landlord’s obligation, if any, to perform the Landlord Work and Landlord’s obligations under Section 9.B., and except as expressly provided in this Lease, the Premises are accepted by Tenant in “as is” condition and configuration. By taking possession of the Premises, except as provided below in this Section 3.B, Tenant agrees that the Premises are in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of the Premises, the Building or the Project. However, notwithstanding the foregoing, Landlord covenants that the base Building electrical, heating, ventilation and air conditioning and plumbing systems located in the Premises shall be in good working order as of the date Landlord delivers possession of the Premises to Tenant with the Initial Landlord Alterations (as defined in Exhibit D attached hereto) Substantially Complete (the “Delivery Date”). Except to the extent caused by the acts or omissions of Tenant or any Tenant Entities or by any alterations or improvements performed by or on behalf of Tenant (except for the Landlord Work), if such systems are not in good working order as of the date that Landlord Substantially Completes the Second Phase Landlord Alterations (as defined in Exhibit D attached hereto) and Tenant provides Landlord with notice of the same within thirty (30) days following the such date, Landlord shall be responsible for repairing or restoring the same. Tenant and Landlord acknowledge and agree that the only portion of the Landlord Work required to be completed by Landlord by the Delivery Date (prior to the Commencement Date) shall be the Initial Landlord Alterations. Landlord shall use good faith efforts to give Tenant at least thirty (30) days’ prior written notice of the anticipated Delivery Date. Tenant’s acceptance of the Premises shall be subject to Landlord’s obligation to correct portions of the Initial Landlord Alterations as set forth on a construction punch list prepared by Landlord and Tenant in accordance with the terms hereof. Within fifteen (15) days after the Initial Landlord Alterations are Substantially Complete, Landlord and Tenant shall together conduct an inspection of the Premises and prepare a “punch list” setting forth any portions of the Initial Landlord Alterations that are not in conformity with the Initial Landlord Alterations as required by the terms of this Lease. Notwithstanding the foregoing, at the request of Landlord, such construction punch list shall be mutually prepared by Landlord and Tenant prior to the date on which Tenant first begins to move its furniture, equipment or other personal property into the Premises. Landlord, as part of the Initial Landlord Alterations, shall use good faith efforts to correct all such items within a reasonable time following the completion of the punch list. Landlord and Tenant shall coordinate in good faith so as to minimize interference with each other during Landlord’s completion of any punch list items and Tenant’s performance of the Initial Alterations.

If the Delivery Date has not occurred on or before the Outside Completion Date (defined below) due to Landlord’s failure to timely complete the Initial Landlord Alterations for any reason (including an event of Force Majeure, but subject to Tenant Delay as provided below), Tenant shall be entitled to a rent abatement following the Rent Commencement Date in an amount equal to the per diem holdover rent, if any, that Tenant is required to pay (and actually pays) under the Existing Lease (defined below) for every day in the period beginning on the Outside Completion Date and ending on the Delivery Date (not to exceed an amount equal to $112,969.17 per month, which abatement shall be credited toward rent hereunder next due and payable). Tenant shall provide Landlord written notice and satisfactory evidence of the exact amount of such payments made within 30 days after any such payment to its landlord under the Existing Lease. For purposes hereof, the “per diem holdover rent” shall mean that portion of rent (calculated on a per diem basis) that Tenant pays under the Existing Lease that is in excess of and in addition to the rent that Tenant was required to pay for the last month of the lease term under the Existing Lease (calculated on a per diem basis). For example, if Tenant’s rent for the last month of the lease term of the Existing Lease is $400.00 per day and, as a result of a holdover by Tenant under the Existing Lease, such rent increases to $600.00 per day, the abatement of Base Rent Tenant is entitled to receive hereunder shall equal $200.00 per day. The “Outside Completion Date” shall mean May 31, 2008. Landlord and Tenant acknowledge and agree that the determination of the Delivery Date shall take into consideration the effect of any Tenant Delays by Tenant. As used herein, the “Existing Lease” shall mean that certain Office Lease dated as of September 23, 1999, as same may have been amended, by and between Tenant, as tenant, and 1400 Fashion Island LLC (as successor in interest to Cornerstone Suburban Office, L.P.), as landlord, relating to certain premises in the building commonly known as Century Centre II located at 1400 Fashion Island Blvd., San Mateo, California. Tenant represents and warrants that Tenant has previously delivered the true and correct copy of the Existing Lease to Landlord.

In addition, if the Delivery Date has not occurred on or before the Outside Completion Date due to Landlord’s failure to complete the Initial Landlord Alterations for any reason (including an event of Force Majeure, but subject to any Tenant Delays), the Rent Commencement Date shall be delayed by one day for each day beginning on the Outside Completion Date and ending on the Delivery Date (and the Termination Date shall be similarly extended).

If the Delivery Date has not occurred on or before December 1, 2008 (the “Delivery Deadline”), Tenant, as its sole remedy, may terminate this Lease by giving Landlord written notice of termination on or before the earlier to occur of: (i) December 15, 2008; and (ii) the Delivery Date. In such event, this Lease shall be deemed null and void and of no further force and effect and Landlord shall promptly refund any prepaid rent and Security Deposit previously advanced by Tenant under this Lease except to the extent required to cure any then uncured default by Tenant and, so long as there is no uncured default(s) under the Work Letter, the parties hereto shall have no further responsibilities or obligations to each other with respect to this Lease. Landlord and Tenant acknowledge and agree that the determination of the Delivery Deadline shall take into consideration the effect of any Tenant Delays.

C. Notwithstanding the foregoing, provided that this Lease has been fully executed by all parties and Tenant has delivered all prepaid rental, the Security Deposit and the insurance certificates required hereunder, Tenant, at Tenant’s sole risk, shall be permitted to access the Premises prior to the Delivery Date solely for purposes of planning or designing the Initial Alterations pursuant to Exhibit D. Tenant shall also have the right to access the Premises after the Delivery Date for purposes of performing the Tenant Work and to use and occupy the Premises for purposes of conducting its business therein. Such possession prior to the Commencement Date shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be required to pay Base Rent or Tenant’s Share of Expenses and Taxes with respect to the period of time prior to the Rent Commencement Date during which Tenant occupies the Premises for design, construction or business purposes. Landlord may withdraw such permission to enter the Premises prior to the Commencement Date at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such entry by Tenant is unreasonably hampering or otherwise preventing Landlord from proceeding with the timely completion of the Landlord Work described in Exhibit D.

4. Rent.

A. Payments. As consideration for this Lease, Tenant shall pay Landlord, without any notice, setoff or deduction (except as otherwise expressly set forth herein), the total amount of Base Rent and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Additional Rent and Base Rent are sometimes collectively referred herein to as “Rent”. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance commencing on the Rent Commencement Date and continuing on the first day of each calendar month thereafter without notice or demand, provided that the installment of Base Rent and Tenant’s Monthly Expense and Tax Payment (defined in Section 1.D. above) for the first full calendar month of the Term shall be payable upon the Commencement Date (it being agreed that if the Commencement Date occurs prior to the Rent Commencement Date, Tenant shall deliver the first month’s Base Rent and Tenant’s Monthly Expense and Tax Payment simultaneously with Tenant’s written notice to Landlord that the Initial Alterations are substantially complete). All other items of Rent shall be due and payable by Tenant on or before twenty-one (21) days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If

Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to 5% of the past due Rent; provided, however, that the foregoing late charge shall not apply to the first two (2) such late payments in any twelve (12) month period of the Term of this Lease or any extension thereto. If the Rent Commencement Date occurs on a day other than the first day of a calendar month or the Term terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant’s Share of Expenses (defined in Exhibit E) and Taxes (defined in Exhibit E) for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease, except as otherwise expressly provided herein.

B. Payment of Tenant’s Share of Expenses and Taxes. Tenant shall pay Tenant’s Share of the total amount of Expenses and Taxes for each calendar year during the Term in accordance with Exhibit E hereto.

C. Abatement. Notwithstanding anything in this Lease to the contrary, so long as Tenant is not then in default beyond any applicable notice and cure periods under this Lease, Tenant shall be entitled to an abatement of monthly Base Rent and Tenant’s Share of Expenses and Taxes with respect to the Premises, as originally described in this Lease, with respect to the 4th, 8th, 12 th and 85th full calendar months of the Term (collectively, the “Abated Rent”). Only Base Rent and Tenant’s Share of Expenses and Taxes shall be abated pursuant to this Section, as more particularly described herein, and all other rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

5. Compliance with Laws; Use.

The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or the Project or interferes with the operation of the Building or the Project. Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. Except to the extent that (i) Tenant is responsible for complying with Laws that relate to the Base Building as provided above, or (ii) changes to the Base Building are required due to the negligent or willful acts or omissions of Tenant, its agents, employees or contractors (other than the mere discovery of the violation), Landlord shall be responsible for correcting violations of any Laws existing as of the date of this Lease and Laws that first come into effect after the date of this Lease with respect to the Base Building located in the Building, provided that the cost of such compliance incurred after the Commencement Date shall be included in Expenses to the extent permitted in Exhibit E attached hereto. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law; provided, however, if Tenant receives any notice of violation of Laws with respect to the Base Building, Tenant shall, within five (5) business days after receipt thereof, provide Landlord with copies of any such notices it receives with respect to such violation. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant, within ten (10) days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations adopted by Landlord from time to time and provided to Tenant in writing. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, invitees and subtenants (each a “Tenant Entity” and collectively, the “Tenant Entities”) to comply with all rules and regulations. Landlord shall not discriminate against Tenant in Landlord’s adoption and enforcement of the rules and regulations.

Tenant shall not be liable for any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials (as hereafter defined) existing in, on, under or above the Premises Property or Building prior to the date Landlord tenders possession of the Premises to Tenant, including, without limitation, Hazardous Materials in the ground water or soil, except to the extent that any of the foregoing results directly or indirectly from any act or omission by Tenant or any Tenant Entity, or if Tenant has actual knowledge of any existing Hazardous Material, any Hazardous Materials disturbed, distributed or exacerbated (as opposed to the mere discovery of an existing Hazardous Material) by Tenant or any Tenant Entity. To the extent that Tenant or any Tenant Entity discover or exacerbates an existing Hazardous Material, Tenant shall provide prompt written notice of such exacerbation to Landlord. As used herein, “Hazardous Materials” means any flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (“Environmental Laws”).

As of the date hereof, Landlord represents and warrants that it has not received written notice from any governmental agencies that the Building is in violation of any Environmental Laws. Further, to Landlord’s actual knowledge, there are no Hazardous Materials in, at, under or about the Building or Property other than small quantities of Hazardous Materials to the extent customary in similar office buildings and necessary for the normal use, operating and maintenance of the Building and except to the extent set forth in that certain Phase I Environmental Site Assessment, dated May 4, 2005, prepared by LFR Levine-Fricke (the “Phase I Report”). For purposes of this Section, “Landlord’s actual knowledge” shall be deemed to mean and limited to the current actual knowledge of Mike L. Sanford, and not any implied, imputed, or constructive knowledge of said individual or of Landlord or any parties related to or comprising Landlord and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries (other than review of the Phase I Report); it being understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby. Landlord represents that Mike L. Sanford is the person employed by Landlord with the best knowledge with respect to the foregoing representation.

To the extent Landlord removes asbestos containing materials in connection with performing the Landlord Work, Landlord shall, at Landlord’s sole cost and expense, comply with all applicable Laws, in effect and as applied as of the date Landlord performs such Landlord Work, with respect to such removal (the “Required ACM Remediation”). Landlord shall have the right to contest any alleged Required ACM Remediation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord shall deliver a copy of the O&M Plan for the Building to Tenant on or before May 15, 2008. The O&M Plan shall identify the location of any known asbestos containing materials remaining in the Building and shall set forth any required procedures with respect to work in the affected areas.

Landlord, at its sole cost and expense, shall be responsible for correcting any violations of Laws with respect to the Landlord Work. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Notwithstanding the foregoing, Tenant, not Landlord, shall be responsible for the correction of any violations that arise out of or in connection with any claims brought under any provision of the Americans With Disabilities Act other than Title III thereof, the specific nature of Tenant’s business in the Premises (other than general office use), the acts or omissions of Tenant or any Tenant Entities, Tenant’s arrangement of any furniture, equipment or other property in the Premises, any repairs, alterations, additions or improvements performed by or on behalf of Tenant (other than the Landlord Work) and any design or configuration of the Premises specifically requested by Tenant after being informed in writing that such design or configuration may not be in strict compliance with Laws.

6. Security Deposit.

The Security Deposit, in the amount set forth in Section 1.H. above, shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy Rent which remains unpaid after notice and the expiration of any applicable cure period or to cure any other default by Tenant which remains uncured after notice and the expiration of any applicable cure period. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, Landlord shall return any unapplied balance of the Security Deposit to Tenant within thirty (30) days after Tenant surrenders the Premises to Landlord in accordance with this Lease. In addition to any other deductions Landlord is entitled to make pursuant to the terms hereof, Landlord shall have the right to make a good faith estimate of any unreconciled Expenses and/or Taxes as of the Termination Date and to deduct any anticipated shortfall from the Security Deposit. Such estimate shall be final and binding upon Tenant. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

7. Services to be Furnished by Landlord.

A. Landlord agrees to furnish Tenant with the following services: (1) water service for use in the lavatories on each floor on which the Premises are located, twenty-four (24) hours per day, seven (7) days per week, subject to Force Majeure; (2) heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts that satisfy the HVAC Operating Criteria (as defined below); provided that (i) Tenant, upon such advance notice as is reasonably required by Landlord (but not to exceed twenty-four (24) hours), shall have the right to receive HVAC service during hours other than Normal Business Hours and (ii) Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time, which standard charge shall reflect Landlord’s actual cost (including depreciation) without markup; (3) maintenance and repair of the Property as described in Section 9.B.; (4) janitor service on Business Days. If Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services; (5) elevator service; (6) electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Section 10; and (7) such other services as Landlord reasonably determines are necessary or appropriate for the Building, the Property or the Project. The “HVAC Operating Criteria” shall be not less than the following: (i) cooling season indoor temperatures are not in excess of 73°F-79°F when outdoor temperatures are 91°F ambient, and (ii) heating season indoor temperatures are between 68°F-75°F when outdoor temperatures are at 50°F ambient.

B. Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, notwithstanding the foregoing, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of five (5) consecutive business days due to a Service Failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the sixth (6th) consecutive business day of the Service Failure and ending on the day the interrupted service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Section 15), arising out of or in connection with the failure of any security services, personnel or equipment, except to the extent of any loss or damage arising due to any gross negligence or willful misconduct of Landlord or its agents, employees or contractors.

8. Premises Improvements.

All improvements to the Premises (collectively, “Premises Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant; provided, however, that Tenant shall retain title to all furniture, equipment and other moveable personal property (including the personal property listed on Exhibit I attached hereto) brought onto the Premises by or on behalf of Tenant and shall have the right to remove the same from the Premises during the Term (subject to Tenant’s obligation to repair any damage required by such removal). However, Landlord, by written notice to Tenant within forty-five (45) days prior to the Termination Date, may require Tenant to remove, at Tenant’s expense: (1) Cable (defined in Section 9.A) installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; and (2) subject to the terms of this Section, any Premises Improvements that are performed by or for the benefit of Tenant that Tenant is required to remove pursuant to notice given by Landlord to Tenant at least ten (10) days prior to expiration of the Term (collectively referred to as “Required Removables”). Without limitation, it is agreed that Required Removables include internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications of any type, except as otherwise approved in writing by Landlord. The Required Removables designated by Landlord shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within ten (10) days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord. Tenant, at the time it requests approval for a proposed Alteration, including any Initial Alterations, as such term is defined in the Work Letter attached as Exhibit D, may request in writing (as more particularly described below) that Landlord advise Tenant whether the Alteration, including any Initial Alterations, or any portion thereof, is a Required Removable. So long as Tenant’s written request for consent for a proposed alteration or improvements contains the following statement (or a substantially similar statement) in large, bold and capped font (or is otherwise reasonably conspicuous to the reader) “PURSUANT TO SECTION 8 OF THE LEASE, IF LANDLORD CONSENTS TO THE SUBJECT ALTERATION, LANDLORD SHALL NOTIFY TENANT IN WRITING WHETHER OR NOT LANDLORD WILL REQUIRE SUCH ALTERATION TO BE REMOVED AT THE EXPIRATION OR EARLIER TERMINATION OF THE LEASE. LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN TEN (10) DAYS SHALL BE DEEMED LANDLORD’”, at the time Landlord gives its consent for any Alterations, then, Tenant shall also be notified whether or not such Alteration is a Required Removable. Landlord shall respond to Tenant’s request within ten (10) days after receipt of Tenant’s request. If Tenant’s written notice complies with the foregoing and if Landlord fails to so notify Tenant whether Tenant shall be required to remove the subject Alterations at the expiration or earlier termination of this Lease, it shall be deemed that Landlord shall not require the removal of the subject Alterations. Landlord hereby agrees that Tenant shall not be required to remove any portion of the

Initial Alterations to the extent such Initial Alterations or portions thereof constitute standard and customary Class A general office improvements (“Standard Office Improvements”); provided, however that Tenant hereby acknowledges and agrees that (i) Tenant shall be required to remove all Cable, and (ii) any Alterations, including, without limitation, any of the Initial Alterations, that are not, in Landlord’s reasonable discretion, Standard Office Improvements, may be designated by Landlord to be a Required Removable in accordance with the procedure set forth in this paragraph.

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9. Repairs and Alterations.

A. Tenant’s Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear and damage by fire or other casualty excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities located exclusively within the Premises and/or serving Tenant exclusively; and (7) Alterations performed by contractors retained by Tenant, including any related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section 9.C. below. If Tenant fails to make any repairs to the Premises for more than ten (10) days after written notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within ten (10) days after receipt of an invoice and reasonable supporting documentation, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

B. Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building (including, without limitation, foundations); (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building; (3) Common Areas (including, without limitation, all driveways, parking areas and landscape areas of the Project); (4) the roof of the Building; (5) exterior areas and windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

C. Alterations. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building or the Project (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonable withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, Tenant shall not be required to obtain Landlord’s prior written consent to any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (1) is not visible from the exterior of the Premises or Building; (2) will not affect the systems or structure of the Building or the Project; and (3) costs less than $50,000.00 per floor during the Term of this Lease or $500,000.00 in the aggregate during the Term of this Lease. However, even though consent is not required, (a) the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section 9.C, and (b) if the Cosmetic Alteration involves the relocation of walls or otherwise changes the layout or configuration of the Premises, Tenant shall provide prior written notice to Landlord of such Cosmetic Alterations and shall provide as-built drawings to Landlord within thirty (30) days following completion of such work. Prior to starting work (other than Cosmetic Alterations), Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications (other than Cosmetic Alterations) must also be submitted to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality reasonably designated by Landlord as the minimum standard for the Building (provided that, except to the extent required by applicable Laws, such standard shall not exceed the standard for Initial Alterations as approved by Landlord in accordance with the terms hereof). Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and the Project which are not inconsistent with the foregoing provisions of this Section 9.C, and, to the extent reasonably necessary to avoid disruption to the occupants of the Building and the Project, shall have the right to reasonably designate the time when Alterations may be performed. Tenant shall reimburse Landlord within ten (10) days after receipt of an invoice accompanied by reasonable supporting documentation for actual reasonable out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for any Alterations. In addition, within ten (10) days after receipt of an invoice from Landlord, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 2.5% of the cost of the Alterations. For purposes of calculating the foregoing fee, the “cost of the Alterations” shall exclude the cost of purchasing any specialized equipment (i.e., above standard office equipment) to be installed in the Premises, unless such equipment will affect the Building’s systems or structure (in which case, the cost of such equipment shall be included for purposes of calculating Landlord’s construction supervision fee). Upon completion, Tenant shall furnish “as-built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien in recordable form, and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use.

10. Use of Electrical Services by Tenant.

A. Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (1) through inclusion in Expenses (except as provided in Section 10.B. for excess usage); (2) by a separate charge payable by Tenant to Landlord within thirty (30) days after billing by Landlord accompanied by reasonable supporting documentation; or (3) by separate charge billed by the applicable utility company and payable directly by Tenant. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges.

B. Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. If Landlord reasonably believes that Tenant’s use of electrical service is above Building standard, Landlord shall have the right to separately meter electrical usage for the Premises, at Tenant’s sole cost and expense, and to measure electrical usage by survey or other commonly accepted methods.

11. Entry by Landlord.

Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building or the Project, including other tenants’ premises; provided, however, that Landlord shall not enter the Premises to show the Premises to perspective tenants except during the last six (6) months of the Term or after the occurrence and during the continuation of any default. Notwithstanding the foregoing, except (i) to the extent requested by Tenant, (ii) in connection with scheduled maintenance programs, and/or (iii) in the event of an emergency, Landlord shall provide to Tenant at least 24 hours’ prior written notice (it being agreed that, for purposes of the foregoing, e-mail and facsimile transmission shall constitute written notice) before Landlord enters the Premises. Except in emergencies or to provide janitorial or security services, such entry shall be during Normal Business Hours. Except in emergencies, Tenant shall be entitled (and Landlord shall reasonably coordinate with Tenant) to have any third parties (such as prospective lenders, purchasers or tenants) so entering the Premises execute Tenant’s standard confidentiality agreement in the form attached hereto as Exhibit G prior to entering the Premises (other than the reception area thereof), provided Tenant makes such employee and confidentiality agreement available at the time Landlord or such other party desires to enter the Premises as set forth in such prior notice to Tenant, and further provided that such confidentiality agreement is in a standard form that Tenant requires all non-employee entrants to the Premises to execute prior to entry to the Premises and is on commercially reasonable terms. The provisions of Section 39 below shall apply to any Confidential Information to which Landlord or Landlord’s employees may have access during any entry to the Premises hereunder. If Tenant requests maintenance, repairs or any special services in the Premises (or if Landlord requires access to the Premises for maintenance or repairs by a third party contractor or third party agent of Landlord), Tenant may request in writing concurrently with its request (or in the event of Landlord’s proposed access for repairs and maintenance, within 12 hours of Landlord’s notice to Tenant) that any third party contractor or third party agent of Landlord that enters the Premises in connection with such maintenance, repairs or services sign Tenant’s standard confidentiality agreement as provided above. Upon such a Tenant request, or in connection with janitorial or other scheduled maintenance at the Premises, Landlord shall provide Tenant with contact information for the applicable agent or contractor so that Tenant may pursue such an agreement, and in all events except in emergencies, Landlord shall not allow such third party access to the Premises until Tenant confirms to Landlord that it has obtained such agreement or waived the requirement for such agreement. If Tenant requires a confidentiality agreement from any such third party, Landlord shall not be responsible for any delays that occur as a result of such requirement in Landlord’s response to Tenant’s request for repairs or services. Nothing in the foregoing shall prohibit Landlord from accessing the Premises with a third party contractor or third party agent without such an agreement in an event of emergency or, following a reasonable period in which Landlord allows Tenant to seek such an agreement, to the extent reasonably necessary to perform maintenance and repairs to the Premises and the Building.

If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent. Except in emergency situations, as determined by Landlord, Landlord shall exercise reasonable efforts to perform any entry into the Premises in a manner that is reasonably designed to minimize interference with the operation of Tenant’s business in the Premises.

Notwithstanding the foregoing, Tenant, at its own expense, may designate the data closets located in the Premises as a “Secured Area” and provide its own locks to such area (“Secured Area”). Tenant need not furnish Landlord with a key, but upon the Termination Date or earlier expiration or termination of Tenant’s right to possession, Tenant shall surrender all such keys to Landlord. If Landlord must gain access to a Secured Area in a non-emergency situation (i.e., to perform Landlord’s maintenance and repair obligations within the Premises), Landlord shall contact Tenant in writing or orally, and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to have such access, no less than twenty-four (24) hours thereafter. Landlord shall comply with all reasonable security measures pertaining to the Secured Area. If Landlord determines in its sole discretion that an emergency in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secured Area, Tenant hereby authorizes Landlord to forcibly enter the Secured Area. In such event, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses (including any deductible) incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of a forcible entry by Landlord; provided, however, that Landlord shall apply any insurance proceeds Landlord actually receives toward the cost of such repair and reconstruction. Landlord shall have no obligation to provide any maintenance or janitorial service in the Secured Area.

12. Assignment and Subletting.

A. Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not elect to exercise its termination rights under Section 12.B below. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) upon giving appropriate weight, if applicable, to the fact that Tenant will nevertheless remain liable under this Lease (to the extent permitted by applicable Law), the proposed assignee or subtenant does not possess adequate financial capability to assure the performance of the Tenant obligations as and when due or required; (2) the proposed transferee’s business is not suitable for the Building or the Project, or would result in a violation of any other tenant’s exclusive rights, provided that Landlord has delivered written notice to Tenant of such rights (not to exceed seven (7) competitor names); (3) the proposed transferee is a governmental agency or the proposed transferee is an occupant of the Building, the Property or the Project (provided, however, that Landlord will not withhold its consent solely because the proposed subtenant or assignee is an occupant of the Building if Landlord does not have space available for lease in the Building that is comparable to the space Tenant desires to sublet or assign. Landlord shall be deemed to have comparable space if it has, or will have, space available on any floor of the Building that is approximately the same size as the space Tenant desires to sublet or assign within 6 months of the proposed commencement of the proposed sublease or assignment); (4) Tenant is in default after the expiration of the notice and cure periods in this Lease; or (5) any portion of the Premises, the Building or the Project would likely become subject to additional or different Laws as a consequence of the proposed Transfer and the proposed transferee or Tenant is unwilling to pay all costs of complying with such Law(s). Tenant shall not be entitled to receive any consequential, special or indirect damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer. Instead, any such claim of Tenant shall be limited to the foreseeable, direct and actual damages incurred by Tenant. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. Any attempted Transfer in violation of this Section shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer (as defined below) release or relieve Tenant from any obligation under this Lease.

B. As part of its request for Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Landlord shall, by written notice to Tenant within twenty-one (21) days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the Transfer in writing; or (2) exercise its right to terminate this Lease, if Tenant is proposing to assign the Lease, or with respect to the portion of the Premises that Tenant is proposing to sublet if the proposed sublease (if approved) would result in 50% or more of the Tenant’s Premises being subject to sublease or if the proposed sublease term, with or without renewal options relating thereto, is for more than 50% of the then remaining Term of this Lease. Any such termination shall be effective on the proposed effective date of the Transfer for which Tenant requested consent. Tenant shall reimburse Landlord for Landlord’s actual, reasonable, out-of-pocket costs and expenses (including reasonable attorney’s fees) (the “Review Reimbursement”).

C. Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any excess within twenty-one (21) days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess the following reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee):

brokerage fees, legal fees and construction costs directly incurred by Tenant attributable to the Transfer, amortized on a straight-line basis, over the entire period for which Tenant is to receive excess Rent. If Tenant is in default (defined in Section 19.A. below) beyond applicable notice and cure periods, Landlord may require that all sublease payments be made directly to Landlord.

D. If Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

E. So long as Tenant is not entering into the Permitted Transfer for the purpose of avoiding or otherwise circumventing the remaining terms of this Section 12, Tenant may assign its entire interest under this Lease, without the consent of Landlord, to (a) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant (collectively, an “Affiliated Party”), or (b) a successor to Tenant by purchase, merger, consolidation or reorganization, provided that all of the following conditions are satisfied (each such transfer a “Permitted Transfer” and any such assignee or sublessee of a Permitted Transfer, a “Permitted Transferee”): (i) Tenant is not in default under this Lease; (ii) the Permitted Use does not allow the Premises to be used for retail purposes; (iii) Tenant shall give Landlord written notice at least twenty-one (21) days prior to the effective date of the proposed Permitted Transfer (provided, however, that if Tenant is prohibited by applicable Laws or by contract from disclosing the proposed Permitted Transfer and/or the proposed Permitted Transferee prior to the effective date of the Permitted Transfer, Tenant shall provide written notice of such Permitted Transfer to Landlord within thirty (30) days following the effective date of such Permitted Transfer); (iv) with respect to a proposed Permitted Transfer to an Affiliated Party, Tenant continues to have a net worth equal to or greater than Tenant’s net worth as of the day immediately prior to the proposed Transfer; and (v) with respect to a purchase, merger, consolidation or reorganization or any Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, (A) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (B) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. As used herein, (1) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (2) “subsidiary” shall mean an entity wholly owned by Tenant or at least 51% of whose voting equity is owned by Tenant; and (3) “affiliate” shall mean an entity controlled, controlling or under common control with Tenant.

13. Liens.

Tenant shall not permit mechanic’s or other liens to be placed upon the Premises, Building, Property, Project or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within twenty (20) days the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge, bond or insure over the lien within such twenty (20) day period, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable, out-of-pocket attorneys’ fees (if and to the extent permitted by Law) within ten (10) days after receipt of an invoice from Landlord, accompanied by reasonable supporting documentation.

14. Indemnity and Waiver of Claims.

A. Tenant shall indemnify and defend Landlord and save it harmless from and against any and all claims, suits, actions, proceedings, liability, damages, costs or expenses, including attorneys’ and experts’ fees and court costs, arising (i) from any act, omission, or negligence of Tenant or its officers, contractors, licensees, agents, employees, guests, invitees, or visitors in or about the Premises, (ii) from Tenant’s use or occupancy of the Premises or the business conducted by Tenant therein, (iii) from any breach or default under this Lease by Tenant, (iv) from or relating to the enforcement by Landlord of the provision of this Lease as against Tenant, (v) from any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property, occurring in the Premises, or (vi) from any injury or damage to any person or property occurring outside of the Premises in the Building or the Property caused by Tenant or any Tenant Entity. This provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from the injuries to third parties caused solely and directly by the negligence or willful misconduct of Landlord or trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Section 26) and agents (“Landlord Parties”). The provisions of this Section shall survive the expiration or termination of this Lease.

B. Landlord shall protect, indemnify and hold Tenant harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any damage to any property (including but not limited to property of Tenant) or any injury (including but not limited to death) to any person occurring in, on or about the common areas of the Building to the extent that such injury or damage shall be caused by or arise from the active negligence or willful misconduct of Landlord or any of Landlord’s agents or employees.

C. Landlord and the Landlord Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building or the Project; (6) any act or omission of any party other than Landlord or Landlord Parties; and (7) any causes not reasonably within the control of Landlord.

15. Insurance. Tenant shall maintain in full force and effect during the entire term of this Lease, at its own cost and expense, the following policies of insurance:

A. Commercial General Liability Insurance and Umbrella Liability Insurance. Tenant shall carry Commercial General Liability insurance and Umbrella Liability insurance in an amount equal to that currently maintained by Tenant, but not less than $ 2,000,000 each occurrence. If such CGL insurance contains a general aggregate limit, it shall apply separately to this location. Said policy shall provide coverage for bodily injury, property damage and advertising/personal injury arising from premises, operations, independent contractors, products-completed operations, and liability assumed under an insured contract. Not more frequently than once each three (3) years, if, in the opinion of Landlord the amount of Commercial General Liability insurance coverage at that time is not adequate, Tenant shall increase the insurance coverage as reasonably required by Landlord not more than the amount customarily required by landlords for comparable buildings.

B. Commercial Automobile Insurance and Umbrella Liability Insurance. Tenant shall carry Commercial Automobile insurance and Umbrella Liability insurance in an amount equal to that currently maintained by Tenant, but not less than $1,000,000 each accident. Such insurance shall cover liability arising out of any auto (including owned, hired and non-owned autos).

C. Workers’ Compensation Insurance and Employers’ Liability Insurance. Tenant shall carry Worker’s Compensation insurance as required by law and Employer’s Liability insurance in an amount equal to that currently maintained by Tenant, but not less than the following:

1. Bodily Injury by Accident: $1,000,000 each accident;

2. Bodily Injury by Disease: $1,000,000 policy limit; and

3. Bodily Injury by Disease: $1,000,000 each employee.

D. Commercial Property Insurance. Tenant shall carry Commercial Property insurance covering the Premises including fixtures, inventory, equipment, furniture and other personal property (collectively, “Tenant’s Property”), Premises Improvements, Alterations and betterments and all other content of the Premises and (if any, such as installed by or for Tenant) all mechanical, plumbing, heating, ventilating, air conditioning, electrical. The policy shall, at minimum, cover the perils insured under the ISO Special Causes of Loss Form (CP 10 30), but must include coverage for the following: vandalism, malicious mischief, sprinkler leakage. Such insurance shall be in an amount equal to 100% of the full replacement cost. Any coinsurance requirement in the policy shall be eliminated through the attachment of an agreed amount endorsement, or as is otherwise appropriate under the particular policy form. The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair and/or replace the Premises, and the Leasehold Improvements, fixtures, glass, equipment, mechanical, plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities so insured. Because this Property is located in a zone known for the hazard of Earthquakes, Tenant shall also purchase Earthquake coverage with a limit equal to the full replacement cost of the property described in this Section 15.D.

E. Business Interruption or Rental Loss Insurance. Tenant shall carry Business Interruption or Rental Loss insurance sufficient to cover, for a period of not less than one (1) year, all rental, expense and other payment obligations of Tenant under this Lease, including, without limitation, Base Rent and adjustments thereto and Taxes, Expenses and all other costs, fees, charges and payments which would be borne by or due from Tenant under this Lease if the Premises and Tenant’s business were fully open and operating.

F. Tenant shall also carry any other forms of insurance Landlord may reasonably require from time to time, in form and amounts and for insurance risks against which a prudent Tenant of comparable size in a comparable business would protect itself.

G. Form of Insurance. All insurance required to be carried by Tenant hereunder:

1. shall be issued by insurance carriers authorized to conduct business in the state in which the Premises are located and with an A.M. Best’s guide rating of no less than A- VII;

2. shall be written as primary insurance over any insurance purchased by Landlord;

3. shall contain a provision whereby each insurer agrees to give Landlord at least ten (10) days’ prior written notice of any cancellation;

4. may provide for a deductible so long as the deductible does not exceed $25,000 per occurrence. Notwithstanding the foregoing, Landlord hereby agrees that Tenant’s insurance policies may provide for an earthquake deductible equal to 10% of the claim with a $50,000.00 minimum, a Personal & Advertising Injury deductible equal to $500,000.00 and a workers’ compensation deductible in an amount equal to $150,000.00 per loss and $1,000,000.00 aggregate. Any increase in such deductibles shall be subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed;

5. shall be written on an “occurrence” basis (except for Tenant’s Personal & Advertising Injury Policy, which may be on a “claims made” basis). Except as expressly provided with respect to Tenant’s Personal & Advertising Injury Policy, any policies underwritten as “claims made” will not satisfy the insurance requirements outlined in this Section;

6. shall not be modified to reduce the extent of coverage or limits required herein without the prior written consent of Landlord;

7. with respect to the Commercial General Liability, Commercial Automobile Liability policies, Tenant shall ensure that the following are added by endorsement under the ISO (CG 20 11) or comparable form (it being agreed that a “Designated Insured” endorsement shall be sufficient as to the Commercial Automobile Liability policies) as additional insureds to the policies: Landlord, its parent companies, subsidiaries, affiliate companies and partnerships and all of its directors, officers, agents, representatives and employees; and

8. with respect to Commercial Property insurance shall be provided under the form ACORD 24, and certificates of all other insurance and appropriate endorsements shall be provided under the form ACORD 25, said certificates shall be provided to Landlord five (5) days prior to occupancy and evidence of renewal shall be provided to Landlord concurrent with the expiry of each policy.

H. Failure to Maintain. If Tenant shall fail to acquire and maintain the insurance required pursuant to this Section, Landlord may, in addition to any other rights and remedies available to Landlord, but shall not be obligated to, acquire such insurance and pay the premiums therefor, which premiums shall be payable by Tenant to Landlord immediately upon demand.

I. Blanket Insurance. Tenant may, at its option, satisfy its insurance obligations hereunder by policies of so-called blanket insurance carried by Tenant provided that the same shall, in all respects, comply with the provision hereof. In such event, Tenant shall not be deemed to have complied with its obligation hereunder until Tenant shall have obtained and delivered to Landlord a certificate of insurance with appropriate endorsements, or upon Landlord’s reasonable request, a copy of said policy with endorsements.

J. Insurance Maintained by Landlord. Landlord shall obtain and keep in force during the Term Commercial General Liability insurance, Commercial Property insurance and Boiler & Machinery insurance covering the Building, Property and permanent Tenant improvements provided by Landlord, with coverages and in amounts deemed prudent by Landlord from time to time. Tenant shall pay to Landlord as Additional Rent Tenant’s Share of the cost of the premiums for all such insurance and the reasonable cost of Landlord’s insurance consultants. Notwithstanding any contribution by Tenant to the cost of insurance premiums as provided herein, Tenant acknowledges that Tenant has no right to receive any proceeds from any insurance policies carried by Landlord.

16. Subrogation.

Landlord and Tenant hereby waive any recovery of damages against each other (including their employees, officers, directors, agents, or representatives) for loss or damage to the building, Tenant improvements and betterments, fixtures, equipment, and any other personal property to the extent covered by commercial property insurance or boiler and machinery insurance required above. If the commercial property insurance and boiler and machinery insurance purchased by Tenant or Landlord as required above do not expressly allow the insured to waive rights of subrogation prior to loss, Tenant and Landlord shall cause the policies to be endorsed with a waiver of subrogation to the extent described in this Section 16. The cost of the endorsement, if any, shall be borne exclusively by Tenant and Landlord respectively.

17. Casualty Damage.

A. If all or any part of the Premises is damaged by fire or other casualty, Tenant shall notify Landlord in writing as promptly as reasonably practicable. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within two hundred ten (210) days from the time that repair work would commence; (2) Landlord is not permitted by Law to rebuild the Building or the Project in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than eighteen (18) months of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) a material uninsured loss to the Building or the Project occurs. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within ninety (90) days after the date of the casualty. If Landlord does not terminate this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and the Premises Improvements (excluding any Alterations that were performed by Tenant in violation of this Lease). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord; provided, however, that if Landlord elects not to fully restore the Premises, Landlord shall notify Tenant in writing as promptly as reasonably practicable. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Section, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease. Tenant shall have the right to terminate this Lease if: (a) a substantial portion of the Premises has been damaged by fire or other casualty and such damage cannot reasonably be repaired (as reasonably determined by Landlord) within 60 days after Landlord’s receipt of all required permits to restore the Premises; (b) there is less than eighteen (18) months of the Term remaining on the date of such casualty; and (c) Tenant provides Landlord with written notice of its intent to terminate within thirty (30) days after the date of the fire or other casualty. In addition, if (A) Landlord has not exercised its termination right pursuant to this Section 17.A, (B) all or a material portion of the Premises is untenantable and not used by Tenant, and (C) Landlord delivers written notice to Tenant that Landlord elects not to rebuild or fully restore the Premises, Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord within ten (10) business days following Tenant’s receipt of Landlord’s notice that Landlord will not rebuild or fully restore the Premises.

B. If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within two hundred ten (210) days from the date the repair and restoration is started, then regardless of anything in Section 17.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within ten (10) days after receipt of the Completion Estimate. Notwithstanding the foregoing, if Tenant was entitled to but elected not to exercise its right to terminate the Lease and Landlord does not substantially complete the repair and restoration of the Premises within two (2) months after the expiration of the estimated period of time set forth in the Completion Estimate, which period shall be extended to the extent of any Reconstruction Delays, then Tenant may terminate this Lease by written notice to Landlord within fifteen (15) days after the expiration of such period, as the same may be extended. For purposes of this Lease, the term “Reconstruction Delays” shall mean: (i) any delays caused by the insurance adjustment process; (ii) any delays caused by Tenant; and (iii) any delays caused by events of Force Majeure.

C. The provisions of this Lease, including this Section 17, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the

Building, the Property or the Project, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building, the Property or the Project.

18. Condemnation.

Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building, Property or Project which would leave the remainder of the Building or the Project unsuitable for use as an office building or an office project in a manner comparable to the use of the Building or the Project prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within forty-five (45) days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building, Property or Project occurs. If this Lease is not terminated, the rentable square footage of the Building, the rentable square footage of the Premises, the Building’s allocable percentage of the Project and Tenant’s Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.

Should any part of the Premises be so taken or condemned during the Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Project as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). If such net condemnation proceeds are not allowed by such mortgagee or ground lessor to be applied to, or are otherwise insufficient for, the restoration of the Building (and/or the Project) and if Landlord does not otherwise elect to spend the additional funds necessary to fully restore the Building (and/or the Project), then Landlord shall give notice (“Landlord’s Insufficient Condemnation Proceeds Notice”) to Tenant that Landlord does not elect to fund the amount of the insufficiency and Tenant shall thereafter have the right to terminate this Lease by providing Landlord with a notice of termination within thirty (30) days after Tenant’s receipt of Landlord’s Insufficient Condemnation Proceeds Notice (the effective date of which termination shall not be less than sixty (60) days after the date of such notice of such termination).

In the event of a taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby except that Rent shall proportionately abate, and (b) Landlord shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking. For purpose of this paragraph, a temporary taking shall be defined as a taking for a period of three hundred sixty-five (365) days or less.

19. Events of Default.

Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following “Events of Default”:

A. Tenant’s failure to pay when due all or any portion of the Rent when due (“Monetary Default”) and such failure shall continue for a period of five (5) days after written notice that such payment was not made when due. However, if Landlord provides Tenant with notice of Tenant’s failure to timely pay Rent on two (2) occasions during any twelve (12) month period, Tenant’s subsequent failure to pay Rent when due shall be an Event of Default without notice.

B. Tenant’s failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed ninety (90) days, subject to a day for day extension for events of Force Majeure, provided that Tenant is diligently prosecuting the cure to completion) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within thirty (30) days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured as quickly as reasonably possible, given the nature of the hazardous condition, following notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any particular term, provision or covenant of the Lease on three (3) occasions during any twelve (12) month period, Tenant’s subsequent violation of such term, provision or covenant shall, at Landlord’s option, be an incurable Event of Default by Tenant.

C. Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

D. The leasehold estate is taken by process or operation of Law.

E. Tenant has failed to provide an estoppel certificate within the time periods provided in Section 26 below.

F. Tenant is in default beyond applicable notice and cure periods under the Parking Agreement attached hereto as Exhibit F.

20. Remedies.

A. Upon the occurrence of any Event or Events of Default under this Lease, whether enumerated in Section 19 or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligation, except for those notices specifically required pursuant to the terms of Section 19 or this Section 20, and waives any and all other notices or demand requirements imposed by applicable law):

1. Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(a) The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(b) The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(c) The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(d) Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(e) All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “Worth at the Time of Award” of the amounts referred to in parts (a) and (b) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus 5%. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part (c), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;

2. Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

3. Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an Event or Events of Default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Paragraph 20.A.1.

B. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

C. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

D. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default.

E. If Tenant is in default which has not been cured after notice and the expiration of any cure period, then, to the extent permitted by Law, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the lesser of the maximum rate permitted by Law or the Prime Rate plus 5% per annum. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located.

F. This Section 20 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

21. Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. IN ADDITION, EXCEPT TO THE EXTENT DAMAGES ARE RECOVERABLE BY LANDLORD FOR A HOLDOVER BY TENANT UNDER SECTION 25 OR FOR STATUTORY DAMAGES UNDER SECTION 20, TENANT SHALL NOT BE LIABLE FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN SECTION 26 BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 26 BELOW) ON THE PROPERTY, BUILDING OR PREMISES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

22. No Waiver.

Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

23. Quiet Enjoyment.

Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Parties.

24. Intentionally Omitted.

25. Holding Over.

If Tenant fails to surrender the Premises in accordance with the terms of this Lease at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per diem basis if Tenant’s holdover persists for ten (10) days or less, and thereafter on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover; provided, however, that Tenant shall not be responsible for consequential damages unless Tenant fails to vacate the Premises within thirty (30) days after the expiration or earlier termination of this Lease.

26. Subordination to Mortgages; Estoppel Certificate.

A. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building, the Property or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest. Notwithstanding the foregoing, upon written request by Tenant, Landlord will use reasonable efforts to obtain a commercially reasonable non-disturbance, subordination and attornment agreement from Landlord’s then current Mortgagee. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Mortgagee. Upon request of Landlord, Tenant will execute the Mortgagee’s commercially reasonable form of non-disturbance, subordination and attornment agreement and return the same to Landlord for execution by the Mortgagee. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

B. Within ten (10) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord (to Tenant’s actual knowledge) or Tenant except as specified in Tenant’s statement; and (e) such other matters as may be reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Section may be relied upon by any mortgagee, beneficiary or purchaser. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such ten (10) day period, Landlord may provide to Tenant a second written request with respect to such estoppel certificate. If Tenant fails to execute and deliver such certificate within a five (5) business day period following the date of Landlord’s second written request therefor, Tenant’s failure shall be deemed an Event of Default without any further notice or cure period. Landlord shall, within ten (10) business days after receipt of a written request from Tenant, execute and deliver a commercially reasonable estoppel certificate to Tenant’s assignee or sublessee (and/or proposed assignee or sublessee, as the case may be) or to Tenant’s lender; provided, however, that with respect to any estoppel certificate requested for the benefit of a lender of Tenant, Landlord shall not be obligated to provide an estoppel certificate more than once during any twelve month period during the Term. Such estoppel certificate shall provide a certification solely as to (i) the status of this Lease, (ii) Landlord’s then-current actual knowledge of the existence of any defaults hereunder, and (iii) the amount of rent that is due and payable under this Lease.

27. Attorneys’ Fees.

If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

28. Notice.

If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Section or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address in the manner described in this Section.

29. Excepted Rights.

Landlord excepts and reserves exclusively to itself the use of: (1) roofs, except as otherwise provided herein, (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building or the Project. Landlord has the right to change the Building’s or Project’s name or address. Notwithstanding the foregoing, Landlord shall not, during the Term of this Lease, rename the Project using the name of another tenant, company or person. Landlord shall not voluntarily (as opposed to being required by applicable governmental authorities) change the street address of the Premises. Subject to the terms of Section 2 above, Landlord also has the right to make such other changes to the Building, Property and Project as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to access the Premises or to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. Except as expressly provided in this Lease, closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

30. Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property (defined in Section 15) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage by fire or other casualty excepted. Tenant shall also be required to remove the Required Removables in accordance with Section 8. If Tenant fails to remove any of Tenant’s Property as of the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Property, provided that Landlord provides Tenant prompt written notice of such storage. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within fifteen (15) days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.

31. Miscellaneous.

A. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

B. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C. Except as otherwise expressly provided herein, whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building, Property and/or Project referred to herein, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that Landlord and its successors, as the case may be, shall remain liable after their respective periods of ownership with respect to any sums due in connection with a breach or default by such party that arose during such period of ownership by such party.

E. Landlord and Tenant each hereby represents to the other that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Parties harmless from all claims of any brokers (other than Broker) claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Entities harmless from all claims of Broker and any other brokers claiming to have represented Landlord in connection with this Lease. Landlord shall pay the commissions due to the Broker in accordance with a separate agreement between Landlord and Broker.

F. Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the State of California. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them. Tenant hereby represents and warrants that Tenant is not (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder and that all persons signing this Lease on its behalf are authorized to do so. Landlord hereby represents and warrants that Landlord is not (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.”

G. Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 4, 8, 9, 20, 25 and 30 shall survive the expiration or early termination of this Lease.

I. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party.

J. All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

K. Tenant, within fifteen (15) days after request, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Building or in connection with any renewal or extension of the Term (including the exercise of Tenant’s Renewal Option granted hereunder). Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant. Notwithstanding the foregoing, so long as Tenant is a publicly traded company on an “over-the-counter” market or any recognized national or international securities exchange, the foregoing shall not apply so long as Tenant’s current public annual report (in compliance with applicable securities laws) for such applicable year is available to Landlord in the public domain.

L. Tenant’s Security System. Subject to the terms of this Lease, including, without limitation Section 9 above, Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) at the Building and in the Premises; provided, however, that Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System is compatible with Landlord’s security system and the Building’s systems and equipment and to the extent that Tenant’s Security System is not compatible with Landlord’s security system and the Building systems and equipment, Tenant shall not be entitled to install or operate it (and Tenant shall not actually install or operate Tenant’s Security System unless Tenant has obtained Landlord’s approval of such compatibility in writing prior to such installation or operation). Landlord and Tenant shall in good faith cooperate to resolve any compatibility problems that arise with respect to Landlord’s security system and Tenant’s Security System. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation and removal of Tenant’s Security System.

M. If one or more buildings are removed from the group of buildings comprising the Project, whether as a result of a sale or demolition of the building(s) or otherwise, or if one or more buildings owned by Landlord are added to the group of buildings comprising the Project, as described above in this Section, then the definition of “Project” and “Tenant’s Share” with respect to the Premises, shall be appropriately modified or adjusted to reflect the deletion or addition of such buildings.

32. Waiver of Jury Trial. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND, TO THE EXTENT ENFORCEABLE UNDER CALIFORNIA LAW, EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. FURTHERMORE, THIS WAIVER AND RELEASE OF ALL RIGHTS TO A JURY TRIAL IS DEEMED TO BE INDEPENDENT OF EACH AND EVERY OTHER PROVISION, COVENANT, AND/OR CONDITION SET FORTH IN THIS LEASE.

IF THE JURY WAIVER PROVISIONS OF THIS SECTION 32 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS OF THIS SECTION 32 SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE; PROVIDED HOWEVER, THAT THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL ULTIMATELY BE BORNE

IN ACCORDANCE WITH SECTION 27 ABOVE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 32, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640, AS SAME MAY BE AMENDED OF ANY SUCCESSOR STATUTE(S) THERETO. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN SECTION 641 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH CALIFORNIA LAW. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 32. TO THE EXTENT THAT NO PENDING LAWSUIT HAS BEEN FILED TO OBTAIN THE APPOINTMENT OF A REFEREE, ANY PARTY, AFTER THE ISSUANCE OF THE DECISION OF THE REFEREE, MAY APPLY TO THE COURT OF THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR CONFIRMATION BY THE COURT OF THE DECISION OF THE REFEREE IN THE SAME MANNER AS A PETITION FOR CONFIRMATION OF AN ARBITRATION AWARD PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 1285 ET SEQ. (AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO).

33. Option to Renew.

A. Tenant shall, provided the Lease is in full force and effect and Tenant is not in default beyond applicable notice and cure periods under any of the other terms and conditions of the Lease at the time of notification or commencement, have one (1) option to renew (the “Renewal Option”) this Lease for a term of five (5) years (the “Renewal Term”), for the portion of the Premises being leased by Tenant as of the date the Renewal Term is to commence, on the same terms and conditions set forth in this Lease, except as modified by the terms, covenants and conditions as set forth below:

1. If Tenant elects to exercise the Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is three hundred sixty-five (365) days prior to the expiration of the Term of this Lease but no later than the date which is two hundred seventy (270) days prior to the expiration of the Term of this Lease (the “Renewal Notice”). If Tenant fails to provide such notice, Tenant shall have no further right to extend or renew the Term of this Lease.

2. The Base Rent in effect during the Renewal Term shall be the Prevailing Market (as defined below) rate. Landlord shall advise Tenant of the new Base Rent for the Premises no later than thirty (30) days after receipt of Tenant’s written request therefor. Without triggering the exercise by Tenant of the Renewal Option and not more than once, Tenant, may also request and Landlord shall provide (within thirty (30) days after receipt of Tenant’s written request therefor), for informational purposes only, Landlord’s good faith estimate, as of the date of Tenant’s request, of the Base Rent applicable to the Renewal Term; provided, however, that such good faith estimate shall not be binding on Landlord and the Base Rent applicable to the Renewal Term shall be determined as set forth in this Section 33 at the time that Tenant actually exercises its Renewal Option in accordance with this Section. Said request for the new Base Rent (including any request made pursuant to the immediately preceding sentence) shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its Renewal Option under this Section 33.

(a) If Tenant and Landlord are unable to agree on a mutually acceptable Base Rent rate for the Renewal Term not later than sixty (60) days prior to the expiration of the then current Term, then Landlord and Tenant, within five (5) days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not established by the exchange of Estimates, then, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in the San Mateo/Foster City/Redwood Shores, California area, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

(b) Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises. If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(c) If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of such Renewal Term for the Premises.

B. This Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew this Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise this Renewal Option.

C. If Tenant validly exercises or fails to exercise this Renewal Option, Tenant shall have no further right to extend the Term of this Lease.

D. For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under new leases entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the San Mateo/Foster City/Redwood Shores, California area as of the date the Renewal Term is to commence, taking into account the specific provisions of this Lease which will remain constant, including, without limitation, that the Lease shall continue to provide that there shall be no additional rent or charge for parking during the Renewal Term. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs (but disregarding any core and shell modifications or tenant improvements that are above-standard office improvements paid for by Tenant) and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes, as well as relevant information contained in letters of intent and/or leases being entered into in the applicable geographic area at the time that Prevailing Market is being determined pursuant to the terms of this Lease.

34. Acceleration Option.

A. Tenant shall have the right to accelerate the Termination Date (“Acceleration Option”) of the Lease, with respect to the entire Premises only, from the date that is the last day of the 85th month of the Term to the date that is the last day of the 60th month of the Term (the “Accelerated Termination Date”), if:

1. Tenant is not in default beyond applicable notice and cure periods under the Lease at the date Tenant provides Landlord with an Acceleration Notice (hereinafter defined); and

2. no part of the Premises is sublet for a term extending past the Accelerated Termination Date; and

3. the Lease has not been assigned;

4. Tenant delivers to Landlord notice of its exercise of the Acceleration Option (“Acceleration Notice”) not less than two hundred seventy (270) days prior to the Accelerated Termination Date;

5. Tenant has not exercised its Expansion Option (as such term is defined in Section 36 below.); and

6. Landlord has received the Acceleration Fee (defined below).

B. If Tenant exercises its Acceleration Option, Tenant, simultaneously with delivery of the Acceleration Notice shall pay to Landlord the sum of an amount equal to the unamortized portion of all of the following: (a) any leasing commissions paid by Landlord in connection with this Lease, (b) the amount of the Allowance distributed by Landlord to Tenant, and (c) an amount equal to the difference between (x) the amount of Tenant’s overall effective rent for the initial Term and (y) the amount that Landlord would have received effective rental rate for the initial Term but for Tenant’s exercise of this Acceleration Option (collectively, the “Acceleration Fee”) as a fee in connection with the acceleration of the Termination Date and not as a penalty; provided that the Acceleration Fee shall be increased by an amount equal to the unamortized portion of the any leasing commissions, tenant improvements paid for by Landlord, tenant allowances or other concessions incurred by Landlord in connection with any additional space other than the initial Premises leased by Tenant under this Lease and that is subject to acceleration hereunder. A hypothetical calculation of the Acceleration Fee is attached hereto as Exhibit H. Tenant shall remain liable for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Termination Date even though billings for such may occur subsequent to the Accelerated Termination Date. The “unamortized portion” of any of the foregoing shall be determined using an interest rate of 9% per annum.

C. As of the date Tenant provides Landlord with an Acceleration Notice, any unexercised rights or options of Tenant to renew the Term of the Lease or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any outstanding tenant improvement allowance not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

35. Signage.

A. Building Signage.

1. Tenant shall be entitled to one tenant identification sign to be located on or along the top of the Building (the “Building Signage”). The exact location of the Building Signage shall be determined by Tenant, subject to all applicable Laws, any reasonable signage guidelines for the Project established by Landlord and provided to Tenant prior to installation of the Building Signage, and Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided that the location does not detract from the first-class quality of the Building. Such right to the Building Signage is personal to Tenant and is subject to the following terms and conditions: (a) Tenant shall submit plans and drawings for the Building Signage to Landlord and to the City of San Mateo and to any other public authorities having jurisdiction and shall obtain written approval from Landlord (not to be unreasonably withheld, conditioned or delayed) and, if applicable, each such jurisdiction prior to installation, and shall comply with all applicable Laws; (b) Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Building Signage; (c) the size, color and design of the Building Signage shall be subject to Landlord’s prior written approval; and (d) Tenant shall maintain the Building Signage in good condition and repair, and all costs of maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning and, if the Building Signage is illuminated, relamping at reasonable intervals. Tenant shall be responsible for any electrical energy used in connection with the Building Signage. Notwithstanding the foregoing, Tenant shall not be liable for any fee in connection with Tenant’s right to display the Building Signage in accordance with this Lease. At Landlord’s option, Tenant’s right to the Building Signage may be revoked and terminated upon occurrence of any of the following events: (i) Tenant shall be in default under this Lease beyond any applicable notice and cure periods; (ii) Tenant leases less than 66% of the rentable area of the Building; or (iii) this Lease shall terminate or otherwise no longer be in effect.

2. Upon the expiration or earlier termination of this Lease or at such other time that Tenant’s signage rights are terminated pursuant to the terms hereof, if Tenant fails to remove the Building Signage and repair the Building in accordance with the terms of this Lease, Landlord shall cause the Building Signage to be removed from the Building and the Building to be repaired and restored to the condition which existed prior to the installation of the Building Signage (including, if necessary, the replacement of any precast concrete panels), all at the sole cost and expense of Tenant and otherwise in accordance with this Lease, without further notice from Landlord notwithstanding anything to the contrary contained in this Lease. Tenant shall pay all costs and expenses for such removal and restoration within fifteen (15) business days following delivery of an invoice therefor accompanied by reasonable supporting documentation. The rights provided in this Section 35.A shall be non-transferable (except with respect to a Permitted Transferee) unless otherwise agreed by Landlord in writing in its sole discretion.

B. Monument Signage.

1. So long as (a) Tenant is not in default beyond applicable notice and cure periods under the terms of the Lease; and (b) Tenant has not assigned this Lease (other than to a Permitted Transferee) or sublet greater than sixty-six percent (66%) of the Building, if Landlord, in its sole discretion, erects a shared monument sign for the Project (a “Project Monument Sign”) or a monument sign dedicated to the Building (a “Building Monument Sign”) and names of tenants are listed on any such Monument Sign (as defined below), Tenant shall have the right to have its name listed on such Monument Sign, subject to the terms of this Section. The Building Monument Sign and/or the Project Monument Sign may be referred to herein as a “Monument Sign”. The design, size and color of Tenant’s signage with Tenant’s name to be included on the Monument Sign, and the manner in which it is attached to the Monument Sign, shall comply with all applicable Laws and shall be subject to the approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and any applicable governmental authorities. Landlord shall have the right to require that all names on the Monument Sign be of the same size and style. Tenant must obtain Landlord’s written consent to any proposed signage and lettering prior to its fabrication and installation. Tenant’s right to place its name on the Monument Sign, and the location of Tenant’s name on the Monument Sign, shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant’s right to place its name on any Building Monument Sign shall be free of charge during the Term, and Tenant’s right to place its name on any Project Monument Sign shall be upon financial terms that are the same as those terms granted to any other tenant of the Project (considering the location and size of the tenant’s name on such Project Monument Sign). To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents in its sole discretion) any provisions for illumination. Although the Monument Sign will be maintained by Landlord, Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Sign. In the event that additional names are listed on the Monument Sign, all future costs of maintenance and repair shall be prorated between Tenant and the other parties that are listed on such Monument Sign.

2. Tenant’s name on the Monument Sign shall be designed, constructed, installed, insured, maintained, repaired and removed from the Monument Sign all at Tenant’s sole risk, cost and expense. Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s signage on the Monument Sign, which shall be maintained in a manner reasonably satisfactory to Landlord.

3. If during the Term (and any extensions thereof) (a) Tenant is in default under the terms of this Lease after the expiration of applicable cure periods; (b) Tenant leases less than 66% of the Building; or (c) Tenant assigns this Lease (other than to a Permitted Transferee), then Tenant’s rights granted herein will terminate and Landlord may remove Tenant’s name from the Monument Sign at Tenant’s sole cost and expense and restore the Monument Sign to the condition it was in prior to installation of Tenant’s signage thereon, ordinary wear and tear excepted. The cost of such removal and restoration shall be payable as additional rent within five (5) days of Landlord’s demand. Landlord may, at anytime during the Term (or any extension thereof), upon five (5) days prior written notice to Tenant, relocate the position of Tenant’s name on the Monument Sign. The cost of such relocation of Tenant’s name shall be at the cost and expense of Landlord.

4. The rights provided in this Section 35.B shall be non-transferable (except with respect to a Permitted Transferee) unless otherwise agreed by Landlord in writing in its sole discretion

36. Option to Expand.

A. Grant of Option; Conditions. Tenant shall have the option (the “Expansion Option”) to lease the space located on the first floor of the Building containing no less than 10,000 square feet of rentable area located on the first floor of the Building (the “Expansion Space”) if:

1. Tenant is not in default under the Lease beyond any applicable notice and cure periods at the time that Landlord receives the Expansion Notice; and

2. Not more than 22,100 rentable square feet of the Premises is sublet at the time Landlord receives the Expansion Notice; and

3. The Lease has not been assigned to any party other than a Permitted Transferee prior to the date that Landlord receives the Expansion Notice; and

4. Tenant has not vacated or abandoned the Premises at the time Landlord receives the Expansion Notice.

Landlord shall deliver written notice (the “Expansion Availability Notice”) to Tenant of the availability of the Expansion Space on or before the date that is nine (9) months prior to the anticipated commencement date of such expansion (such date shall sometimes be referred to herein as the “Notice Deadline”), which anticipated commencement date shall occur during the period beginning on the first day of the 36th month of the Term and ending on the last day of the 54th month of the Term. Landlord’s Expansion Availability Notice shall advise Tenant of the approximate square footage of the Expansion Space and the terms under which Landlord is prepared to lease such Expansion Space to Tenant for the remainder of the Term, which terms shall include abatement of the first full month’s Base Rent and shall reflect the Prevailing Market rate (as defined in Section 33 above); provided, however, that in no event shall the Base Rent rate with respect to the Expansion Space be less than the Base Rent rate then applicable to the original Premises leased hereunder. Tenant may lease such Expansion Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Expansion Acceptance Notice”) within ten (10) days after the date of the Expansion Availability Notice. Tenant’s failure to timely deliver an Expansion Acceptance Notice shall be deemed Tenant’s waiver of its right to lease the Expansion Space. If Tenant, in its reasonable judgment, determines that the rate set forth in Landlord’s Expansion Availability Notice does not accurately reflect the Prevailing Market rate for the Expansion Space, Tenant’s Expansion Acceptance Notice shall also include Tenant’s written notice of rejection of such Prevailing Market rate. Tenant’s failure to include notice of its rejection in its Expansion Acceptance Notice shall be deemed to be an acceptance by Tenant of the Prevailing Market rate designated by Landlord. If Tenant provides Landlord with notice of its rejection of the Prevailing Market rate in a timely manner, Landlord and Tenant shall work together in good faith to determine the Prevailing Market rate for the Expansion Space. If Landlord and Tenant fail to agree upon the Prevailing Market rate within thirty (30) days after the date of the Expansion Acceptance Notice, the parties shall participate in the appraisal process described in Section 33.A.(2) (a).

B. Terms for Expansion Space.

1. The annual Base Rent rate per rentable square foot for the Expansion Space shall be the Prevailing Market rate per rentable square foot for the Expansion Space. Base Rent attributable to the Expansion Space shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

2. Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Expansion Space on the same terms and conditions set forth in Section 4 of the Lease, provided that Tenant’s Share shall increase appropriately to account for the addition of the Expansion Space, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses shall be some of the factors considered in determining the Prevailing Market rate for the Expansion Space.

3. The Expansion Space (which shall include Building standard general office improvements with not more than 35% of the rentable area of such Expansion Space consisting of private offices) shall be accepted by Tenant in its “as-built” condition and configuration existing on the earlier of the date Tenant takes possession of the Expansion Space or as of the date the term for the Expansion Space commences. Landlord shall provide a tenant improvement allowance with respect to the Expansion Space in an amount equal to $7.00 per rentable square foot of such Expansion Space.

4. The term for the Expansion Space shall commence on a date to be provided by Landlord, which date shall occur during the period beginning on the first day of the 36th month of the Term and ending on the last day of the 54th month of the Term, and shall end, unless sooner terminated pursuant to the terms of the Lease, on the Termination Date of the Lease, it being the intention of the parties hereto that the term for the Expansion Space and the Term for the initial Premises shall be coterminous. If Landlord is delayed delivering possession of the Expansion Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Expansion Space shall be postponed until the date Landlord delivers possession of the Expansion Space to Tenant free from occupancy by any party; provided, however, that if Landlord fails to deliver possession of the Expansion Space to Tenant free from occupancy by any party prior to the date that is six (6) months (subject to a day for day extension for Force Majeure delays) following the anticipated commencement date with respect to the Expansion Space as set forth in the Expansion Availability Notice, then Tenant shall have the right, but not the obligation, to terminate the exercise of its Expansion Option by notice given to Landlord on or before the earlier to occur of (i) the date that Landlord delivers the Expansion Space to Tenant and (ii) the date this five (5) business days following the expiration of such six (6) month period, and upon giving of such notice, the Expansion Option shall be deemed to be terminated and shall be null and void and of no force or effect.

5. If the Expansion Option is exercised, the Expansion Space shall be considered Premises, subject to all the terms and conditions of the Lease, except that no allowances, credits, abatements or other concessions (if any) set forth in the Lease for the initial Premises shall apply to the Expansion Space, except as may be specifically provided otherwise in this Expansion Option provision.

6. If, at any time prior to Tenant’s exercise of the Expansion Option, Landlord, in Landlord’s sole discretion, improves any space located on the first floor of the Building as “spec space” to be offered to third parties for lease, which space may, in Landlord’s sole discretion, eventually become a part of the proposed Expansion Space, Landlord shall advise Tenant in writing of its intention to so improve such space. Tenant, within ten (10) days thereafter, may advise Landlord of any preferences Tenant may have with regard to the design and layout of such space. Landlord hereby agrees to use good faith in considering Tenant’s preferences; provided, however, that in no event shall Landlord have any obligation to improve the space in accordance with Tenant’s preferences, and in no event shall Landlord be liable for Landlord’s good faith refusal to incorporate Tenant’s preferences into the improvements.

7. In addition, if prior to Tenant’s exercise of the Expansion Option, Landlord must remove previously constructed offices and enclosed areas in order to deliver the Expansion Space to Tenant in accordance with Subsection 3 above (i.e., not more than 35% of the rentable area of the Expansion Space shall consist of private offices), Landlord shall use good faith efforts to consider Tenant’s preferences before determining which areas of the Expansion Space are to be demolished and restored to an open plan; provided, however, that in no event shall Landlord be obligated to demolish and restore in accordance with Tenant’s preferences and in no event shall Landlord be liable for Landlord’s refusal to incorporate Tenant’s preferences with regard to such demolition and restoration work.

C. Expansion Amendment. If Tenant is entitled to and properly exercises the Expansion Option, Landlord shall prepare and execute an amendment to this Lease (the “Expansion Amendment”) to reflect the commencement date of the term for the Expansion Space and the changes in Base Rent, rentable square footage of the Premises, Tenant’s Share and other appropriate terms (including, if Tenant’s exercise of the Expansion Option results in Tenant leasing the entire Building, any appropriate modifications to reflect a single tenant building). A copy of the Expansion Amendment duly executed by Landlord shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Expansion Notice, and Tenant shall execute and return the Expansion Amendment to Landlord within fifteen (15) days thereafter, but, following final determination of the Prevailing Market rate as described herein, an otherwise valid exercise of the Expansion Option shall be fully effective whether or not the Expansion Amendment is executed.

37. Right of First Offer.

A. Grant of Option; Conditions. Tenant shall have the ongoing right of first offer (the “Right of First Offer”) with respect any space in the Building (each such space, a “Potential Offering Space”). Tenant’s Right of First Offer shall be exercised as follows: at any time after Landlord has determined that any Potential Offering Space has become Available (defined below), but prior to leasing such Potential Offering Space to a party other than any existing tenant thereof, Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease such Potential Offering Space (an “Offering Space”) to Tenant for the remainder of the Term, which terms shall reflect the Prevailing Market rate for such Offering Space as reasonably determined by Landlord and which term shall reflect a term of not less than five (5) years (except as set forth in Section 37.B below). For purposes hereof, a Potential Offering Space shall be deemed to become “Available” at any time after the date that is one (1) year following the Commencement Date (the “ROFO First Available Date”), except that if (a) such Potential Offering Space is under lease to a third party as of the ROFO First Available Date (an “Existing Tenant”), or (b) a bona fide lease or letter of intent with respect to such Offering Space is on the ROFO First Available Date being negotiated by Landlord on an arms-length basis with a bona fide third party prospective tenant or tenants (a “Prospective Tenant”), then such Potential Offering Space shall be deemed to become Available when Landlord has determined that (i) the Existing Tenant of such Potential Offering Space will not extend or renew the term of its lease, or enter into a new lease, for such Potential Offering Space, or (ii) any Prospective Tenant will not enter into a lease for such Potential Offering Space. Except as provided in the immediately preceding sentence, Tenant’s Right of First Offer shall be superior to any other rights granted to tenants at the Project after the date hereof. Tenant may lease any Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within ten (10) days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice with respect to any Potential Offering Space, if:

1. Tenant is in default under the Lease beyond any applicable notice and cure periods at the time that Landlord would otherwise deliver the Advice; or

2. More than 22,100 rentable square feet of the Premises is sublet at the time Landlord would otherwise deliver the Advice; or

3. The Lease has been assigned to any party other than a Permitted Transferee prior to the date Landlord would otherwise deliver the Advice; or

4. Subject to Section 37.A.2 above, Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice.

B. Terms for Offering Space.

1. Provided that Tenant exercises its Right of First Offer with respect to any applicable Offering Space, the Offering Space term shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Offering Space.

2. Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the terms and conditions of the Advice, which terms and conditions shall reflect the Prevailing Market rate for the Offering Space as determined in Landlord’s reasonable judgment.

3. The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the Advice specifies any work to be performed by Landlord in the Offering Space, in which case Landlord shall perform such work in the Offering Space. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party; provided, however, that if Landlord fails to deliver possession of the Offering Space within six (6) months (subject to a day for day extension for Force Majeure delays) after the term commencement date therefor set forth in the Advice, then Tenant shall have the right, but not the obligation, to terminate its Right of First Offer with respect to the Offering Space by written notice given to Landlord on or before the earlier to occur of (i) the date of delivery of the Offering Space to Tenant and (ii) the date this five (5) business days following the expiration of such six (6) month period, and upon the exercise of any such right to terminate, the Right of First Offer shall be deemed to be null and void with respect to the Offering Space (but shall continue in full force and effect with respect to any future Potential Offering Space).

4. Notwithstanding anything to the contrary in this Section 37, if the Offering Space is Available (a) and there are three (3) years or more then remaining in the Term, the Offering Space Term shall be co-terminous with the then remaining Term of the Lease with respect to the Premises (and Tenant shall not be obligated to exercise any Renewal Option then remaining); or (b) within three (3) years prior to the expiration of the Term, then Tenant may exercise its Right of First Offer only if Tenant either (i) if Tenant has a remaining Renewal Option to renew the Term of this Lease, Tenant simultaneously exercises such Renewal Option (and the Notice of Exercise shall so state) to extend the Term of the Lease with respect to the Premises, by simultaneously exercising the Renewal Option in accordance with Section 33 above (notwithstanding the time frame set forth in Section 33.A.1 with regard to Tenant’s exercise of the Renewal Option) and the Term of Lease with respect to the Premises shall be co-terminous with the Offering Space Term, or (ii) if Tenant has no remaining Renewal Option at the time it exercises its Right of First Offer, agrees that the Offering Space Term shall not be for a period that is less than sixty (60) full calendar months.

C. Termination of Right of First Offer. The rights of Tenant hereunder with respect to any Potential Offering Space in any particular instance in which such Potential Offering Space becomes Available shall terminate on the earlier to occur of: (i) Tenant’s failure to exercise its Right of First Offer with respect to such Potential Offering Space within the ten (10) day period provided in Section A above; and (ii) the date Landlord would have provided Tenant an Advice for such Potential Offering Space if Tenant had not been in violation of one or more of the conditions set forth in Section A above. In addition, if Landlord provides Tenant with an Advice for any Offering Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other Potential Offering Space (such other Potential Offering Space subject to such expansion rights is referred to herein as an “Encumbered Potential Offering Space”) and Tenant does not exercise its Right of First Offer to lease such Offering Space pursuant to the Advice, Tenant’s Right of First Offer with respect to the Encumbered Potential Offering Space shall be subject and subordinate to all such expansion rights contained in the Advice. Notwithstanding the foregoing, if (i) Tenant was entitled to exercise its Right of First Offer, but failed to provide Landlord with an Expansion Acceptance Notice within the five (5) day period provided in paragraph A above, and (ii) Landlord does not enter into a lease for the Offering Space with a third party within a period of six (6) months following the date of the Expansion Acceptance Notice, Tenant shall once again have a Right of First Offer with respect to such Offer Space. In addition, Tenant shall once again have the Right of First Offer with respect to the Offering Space if, within such six (6) month period, Landlord proposes to lease the Offering Space to any third party on economic terms that are substantially different than those set forth in the Expansion Availability Notice. For purposes hereof, the terms offered to a prospect shall be deemed to be substantially the same as those set forth in the Expansion Availability Notice as long as there is no more than a five percent (5%) reduction in the “bottom line” cost per rentable square foot of the Offering Space to a prospective third party tenant when compared with the “bottom line” cost per rentable square foot under the Expansion Availability Notice, considering all of the economic terms of the both deals, respectively, including, without limitation, the net rent, any tax or expense escalation or other financial escalation and any financial concessions.

D. Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare and execute an amendment to this Lease (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant’s Share and other appropriate terms (including, if Tenant’s exercise of the applicable Right of First Offer results in Tenant leasing the entire Building, any appropriate modifications to reflect a single tenant building). A copy of the Offering Amendment duly executed by Landlord shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within fifteen (15) days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

38. Roof Space.

A. Tenant shall have the right to lease space on the roof of the Building for the purpose of installing (in accordance with Section 9.C of the Lease), operating and maintaining a thirty-one (31) inch dish/antenna or other communication device approved by the Landlord (the “Dish/Antenna”), free of monthly rental charge during the initial Term. The exact location of the space on the roof to be leased by Tenant shall be designated by Landlord in its reasonably discretion and shall not exceed thirty-six (36) square feet (the “Roof Space”). Landlord reserves the right to relocate the Roof Space as reasonably necessary during the Term, provided, however, that, if Landlord relocates the Roof Space, Landlord shall be solely responsible for all costs and expenses associated with the removal, relocation and reinstallation of any Dish/Antenna and associated lines, pipes, cables and appurtenances. Landlord’s designation shall take into account Tenant’s use of the Dish/Antenna. Notwithstanding the foregoing, Tenant’s right to install the Dish/Antenna shall be subject to the approval rights of Landlord and Landlord’s architect and/or engineer with respect to the plans and specifications of the Dish/Antenna, the manner in which the Dish/Antenna is attached to the roof of the Building and the manner in which any cables are run to and from the Dish/Antenna, which approvals shall not be unreasonably withheld, conditioned or delayed. The precise specifications and a general description of the Dish/Antenna along with all documents Landlord reasonably requires to review the installation of the Dish/Antenna (the “Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval (not to be unreasonably withheld, conditioned or delayed) no later than twenty (20) days before Tenant commences to install the Dish/Antenna. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Dish/Antenna. Tenant shall notify Landlord upon completion of the installation of the Dish/Antenna. If Landlord determines in its reasonable discretion that the Dish/Antenna equipment does not comply with the approved Plans and Specifications, that the Building has been damaged during installation of the Dish/Antenna or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant shall cure the defects as promptly as reasonably practicable. If the Tenant fails to cure the defects as promptly as reasonably practicable, Landlord shall have the right to cure the same and Tenant shall pay to Landlord upon demand (accompanied by reasonable supporting documentation) the cost actually paid by Landlord of correcting any defects and repairing any damage to the Building caused by such installation. If at the time Landlord approves the plans and specifications of the Dish/Antenna, Landlord, in its reasonable discretion, deems it necessary, then Tenant shall provide and install, at Tenant’s sole cost and expense, such appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Dish/Antenna (the “Aesthetic Screening”).

B. Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be reasonably approved by Landlord, at Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space to the extent required to comply with applicable laws, codes, rules and regulations. Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Roof Space on behalf of Tenant in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits.

C. It is further understood and agreed that the installation, maintenance, operation and removal of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or unreasonably interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any of its agents or representatives.

D. Tenant agrees to install only equipment of types and frequencies which will not cause unreasonable interference to Landlord or other tenants or licensees of the Project. In the event Tenant’s equipment causes such interference, Tenant and Landlord shall reasonably cooperate to determine what steps are reasonably necessary to eliminate the interference.

E. Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Dish/Antenna in a good and workmanlike manner, and in compliance with all applicable Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Dish/Antenna shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Dish/Antenna or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space, except to the extent of any injury arising due to the willful misconduct or gross negligence of Landlord or its employees, agents or independent contractors.

F. The Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as reasonably possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s reasonable discretion. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant’s agents, employees or contractors.

G. In light of the specialized nature of the Dish/Antenna, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, under the terms of the roof warranty, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. In the event the Landlord contemplates roof repairs or maintenance that could affect Tenant’s Dish/Antenna, or which may result in an interruption of the Tenant’s telecommunication service, Landlord shall formally notify Tenant at least thirty (30) days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

H. Tenant shall not allow any provider of telecommunication, video, data or related services (“Communication Services”) to locate any equipment on the roof of the Building or in the Roof Space for any purpose whatsoever, nor may Tenant use the Roof Space and/or Dish/Antenna to provide Communication Services to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building.

I. Tenant acknowledges that Landlord may at some time establish a standard license agreement (the “License Agreement”) with respect to the use of roof space by tenants of the Building. Tenant, upon request of Landlord, shall enter into such License Agreement with Landlord provided that such agreement is commercially reasonable and does not materially alter the rights of Tenant hereunder with respect to the Roof Space.

J. Tenant specifically acknowledges and agrees that the terms and conditions of Section 14 of the Lease (Indemnity and Waiver of Claims) shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.

K. If Tenant defaults under any of the terms and conditions of this Section or the Lease, and Tenant fails to cure said default within the time allowed by Section 19 of the Lease, Landlord shall be permitted to exercise all remedies provided under the terms of the Lease, including removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, and restoring the Building and the Roof Space to the condition that existed prior to the installation of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any. If Landlord removes the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, as a result of an uncured default, Tenant shall be liable for all costs and expenses Landlord incurs in removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, and repairing any damage to the Building, the roof of the Building and the Roof Space caused by the installation, operation or maintenance of the Dish/Antenna, the appurtenances, and the Aesthetic Screening, if any.

39. Confidentiality

A. Neither party will, without the prior written consent of the other party, disclose any Confidential Information of the other party to any third party, except as expressly provided herein. Information will be considered “Confidential Information” of a party if either (i) it is disclosed by the party to the other party in tangible form and is conspicuously marked “Confidential”, “Proprietary” or the like; or (ii) contains the disclosing party’s customer lists, customer information, technical information, or information regarding the disclosing party’s business planning or business operations, and any other information that is designated in writing by Tenant as “Confidential” information.

B. Other than the terms and conditions of this Lease, information will not be deemed Confidential Information hereunder if such information (i) is known on a non-confidential basis to the receiving party prior to receipt from the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party on a non-confidential basis directly or indirectly from a third party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except (a) through a breach of the Lease by the receiving party, or (b) in violation of any confidentiality agreement held for the benefit of the non-disclosing party; or (iv) is independently developed by the receiving party.

C. Each party will secure and protect the Confidential Information of the other party in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care. Neither party shall engage in any securities trading which is any manner implicated by Confidential Information of the other party hereto. Each party may disclose the other party’s Confidential Information where (i) the disclosure is required by applicable law or regulation or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other party with, to the extent practicable, adequate time for such other party to seek a protective order; (ii) the disclosure is advisable under any applicable securities laws regarding public disclosure of business information; or (iii) the disclosure is reasonably necessary (a) to fulfill the disclosing party’s obligations hereunder and such disclosure is to that party’s or its Affiliates’ employees, officers, directors, attorneys, accountants, and other advisors (each, a “Permitted Party”) or, (b) with respect of any financial information of Tenant, is reasonably necessary in the ordinary course of Landlord’s business to disclose to a Permitted Party or in connection with a proposed sale or transfer of the Building by Landlord or to an investor of Landlord or an Affiliate, or any lender or proposed lender of Landlord or any Affiliate, so long as in all cases the disclosure is no broader than reasonably necessary and the disclosing party notifies the recipient of the confidential nature of the information disclosed. Notwithstanding anything to the contrary contained in this Section 39 or in Section 11 of the Lease, in no event shall Landlord or any Landlord Related Parties be liable for injury or damage to or interference with Tenant’s business (including, without limitation, loss of profits or other revenues, loss of business opportunity, loss of goodwill or loss of use) or any other consequential, special or indirect damages in connection with the failure of any third party to whom Landlord discloses Confidential Information pursuant to clause (iii) above to comply with the terms hereof, provided that Landlord has obtained a Confidentiality Agreement consistent with the terms of this Section 39 from such third party for the benefit of Tenant, in which event Tenant shall look solely to such third party in the event of an unauthorized disclosure by such third party.

40. Bicycle Storage Area.

Subject to the terms of this Article 40, Tenant may install a bicycle storage area to store bicycles used by Tenant’s employees located in an area approved by Landlord that is within reasonable walking distance of the Building (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Storage Area”) and otherwise in accordance with the terms of Article 9 of this Lease (including, without limitation, designating such Storage Area as a Required Removable). Tenant shall not store any items other than bicycles and related bicycle equipment in the Storage Area, nor shall Tenant store anything that is unsafe or otherwise may create a hazardous condition, or that may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Landlord shall not be liable for any theft or damage to any bicycles stored in the Storage Area, it being understood that Tenant is using the Storage Area at its own risk. Tenant shall be responsible for maintaining the Storage Area at Tenant’s sole cost and expense. Upon expiration or earlier termination of the Term, Tenant shall completely vacate and surrender the Storage Area to Landlord, empty of all stored items placed therein by or on behalf of Tenant. All terms and provisions of this Lease shall be applicable to the Storage Area, including, without limitation, Articles 14 (Indemnification), and 15 (Insurance), except that Landlord need not supply any services to the Storage Area and the Storage Area shall not be part of the “Premises” for purposes of calculating the rentable square footage of the Premises or Tenant’s Share. Tenant agrees that Landlord shall not be liable therefor and that the availability or non-availability of the Storage Area as a result of any applicable Laws and Tenant’s right to use the Storage Area shall not affect any of Tenant’s other obligations under this Lease.

41. Entire Agreement.

This Lease, including the following exhibits and attachments which are hereby incorporated into and made a part of this Lease, constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A (Outline and Location of Premises), Exhibit B (Building Rules and Regulations), Exhibit C (Commencement Letter), Exhibit D (Work Letter), Exhibit E (Expenses and Taxes), Exhibit F (Parking Agreement) and Exhibit G (Form of Confidentiality Agreement).

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

LOCON SAN MATEO, LLC, a Delaware limited liability company

By:	/s/ Mike L. Sanford
Name:	Mike L. Sanford
Title:	SVP

TENANT:

AKAMAI TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Paul Sagan
Name:	Paul Sagan
Title:	President & CEO

By:	/s/ JD Sherman
Name:	JD Sherman
Title:	CFO

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and AKAMAI TECHNOLOGIES, INC., a Delaware corporation (“Tenant”) for space in the Building located at 3125 Clearview Way, San Mateo, California.

OPEN TO BELLOW
1'
5'
25'
50'

SAN MATEO EXECUTIVE PARK- BUILDING B
3000-3155 CLEARVIEW WAY, SAN MATEO CA

SECOND FLOOR PLAN

EXHIBIT A-1

SITE PLAN

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and AKAMAI TECHNOLOGIES, INC., a Delaware corporation (“Tenant”) for space in the Building located at 3125 Clearview Way, San Mateo, California.

EXHIBIT B

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and AKAMAI TECHNOLOGIES, INC., a Delaware corporation (“Tenant”) for space in the Building located at 3125 Clearview Way, San Mateo, California.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facility (if any), the Property, the Project and the appurtenances. Capitalized terms have the same meaning as defined in the Lease.

1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building, Property or Project.

2. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

3. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building or Project, except those of such color, size, style and in such places as are first approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that such approval shall not be required for any of the foregoing items that are not visible from the Common Areas or the exterior of the Building. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building.

4. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing. Notwithstanding the foregoing, subject to the terms of Section 9 of the Lease, Tenant may install one (1) thirty-six inch television in the main lobby of the Building adjacent to Tenant’s entry doors to the Premises, for the purpose of displaying Akamai promotional items and welcome messages to customers or visitors of Tenant. If Tenant desires to install a television that exceeds thirty-six (36) inches, Tenant shall first obtain the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant, at Tenant’s sole cost, shall be responsible for maintaining and repairing such television and shall remove the television (and repair any damage resulting therefrom) at the expiration or earlier termination of the Lease.

5. Tenant shall not place any lock(s) on any door in the Premises, Building or Project without Landlord’s prior written consent and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

6. All contractors, contractor’s representatives and installation technicians performing work to the fire/life safety systems, fire alarm, fire sprinkler, security, mechanical and electrical systems in the Building or Project shall be subject to Landlord’s prior approval (which shall not be unreasonably withheld, conditioned or delayed) and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. The rules and regulations shall be generally applicable, and generally applied in the same manner, to all tenants of the Building.

7. Movement in or out of the Building or the Project of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval (which shall not be unreasonably withheld, conditioned or delayed) by providing a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner reasonably required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

8. Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises (such approval shall not be unreasonably withheld, conditioned or delayed). Damage to the Building or the Project by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9. Corridor doors that open to the Common Areas, when not in use, shall be kept closed.

10. Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building or the Project, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building or the Project, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building or the Project that might, in Landlord’s sole opinion, constitute a nuisance.

11. No animals, except those assisting handicapped persons, shall be brought into the Building or the Project or kept in or about the Premises.

12. No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, the Building, the Property or about the Project, except to the extent small amounts of such substances are customary and necessary for general office purposes. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Building, the Property or the Project, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

13. Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises, the Building or the Project. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

14. Tenant shall not take any action which would violate Landlord’s labor contracts (of which Tenant has knowledge) or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building or the Project (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Parties, nor shall the Commencement Date of the Term be extended as a result of the above actions.

15. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building or the Project, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building or the Project.

16. Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

17. Landlord may from time to time adopt systems and procedures for the security and safety of the Building, the Property, and the Project, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

18. Landlord shall have the right to prohibit the use of the name of the Building or the Project or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or the Project or their desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

19.	Tenant shall not canvass, solicit or peddle in or about the Building, the Property or the Project.

20. Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas or the Exterior Common Areas in violation of applicable Law. Landlord shall designate a smoking area in the Common Areas. Landlord shall have the right to designate the Building and/or the Project (including the Premises) as a non-smoking building.

21. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish reasonable rules to assure that the Building presents a uniform exterior appearance.

22. Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23. The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time, provided that such cleaning does not unreasonably interfere with the conduct of Tenant’s business in the Premises. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT C

COMMENCEMENT LETTER

(EXAMPLE)

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and AKAMAI TECHNOLOGIES, INC., a Delaware corporation (“Tenant”) for space in the Building located at 3125 Clearview Way, San Mateo, California.

Date

Tenant
Address

Re:	Commencement Letter with respect to that certain Lease dated as of the day of , 20 , by and between , as Landlord, and , as Tenant, for rentable square feet on the floor of the Building located at , California.

Dear             :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.	The Commencement Date of the Lease is ;

2.	The Termination Date of the Lease is .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

Authorized Signatory / Property Manager

Agreed and Accepted:

Tenant:

By:
Name:
Title:
Date:

C-1

EXHIBIT D

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and AKAMAI TECHNOLOGIES, INC., a Delaware corporation (“Tenant”) for space in the Building located at 3125 Clearview Way, San Mateo, California.

1. Initial Alterations and Allowance.

A. Tenant, following (i) the delivery of the Premises by Landlord with the Initial Landlord Alterations Substantially Complete (i.e., the Delivery Date), and (ii) the full and final execution and delivery of the Lease to which this Exhibit D is attached and all prepaid rental, the Security Deposit and insurance certificates required under the Lease, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 9 of the Lease, including, without limitation, approval by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Without limiting the foregoing, Tenant hereby agrees that Tenant shall be required to use Landlord’s preferred vendors for any work involving the Building systems and/or the Building structure. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld, conditioned or delayed. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required pursuant to the terms of the Lease, (c) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, or (d) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

B. Provided Tenant is not in default beyond applicable notice and cure periods, Landlord agrees to contribute the sum of $2,500,000.00 (i.e., $50.00 per rentable square foot of the Premises) (the “Allowance”) toward the cost of performing the Initial Alterations in preparation of Tenant’s occupancy of the Premises. The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Initial Alterations, project management fees, permit fees, signage and for hard costs in connection with the Initial Alterations. The Allowance, less a ten percent (10%) retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs the Initial Alterations, in periodic disbursements within forty-five (45) days after receipt of the following documentation: (a) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (b) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (c) contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Initial Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s Mortgagee may reasonably require; (d) a cost breakdown for each trade or subcontractor performing the Initial Alterations; (e) plans and specifications for the Initial Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises; (f) copies of all construction contracts for the Initial Alterations, together with copies of all change orders, if any; and (g) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Alterations. Upon completion of the Initial Alterations, and prior to final disbursement of the Allowance, Tenant shall furnish Landlord with: (i) general contractor and architect’s completion affidavits; (ii) full and final waivers of lien; (iii) receipted bills covering all labor and materials expended and used; (iv) as-built plans of the Initial Alterations; and (v) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner substantially in compliance with the approved plans, and with applicable laws, codes and ordinances. In no event shall Landlord be required to disburse the Allowance more than one time per month. If the Initial Alterations exceed the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the Initial Alterations, less the ten percent (10%) retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

C. In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit D by the date (the “Allowance Deadline”) that is the six months after the Commencement Date (subject to a day for day extension if Tenant is unable to request an Allowance disbursement due to an event of Force Majeure), any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith; provided, however, that Tenant shall have an additional six (6) month period following the Allowance Deadline to submit a request for payment of not more than 10% of the Allowance (to the extent applicable), which six month period shall be extended on a day for day basis if Tenant is prevented from requesting such remaining portion of the Allowance as a result of an event of Force Majeure. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Allowance. Landlord shall be entitled to deduct from the Allowance an amount equal to Landlord’s reasonable, out-of-pocket costs for engaging third party engineers, architects and other consultants to review Tenant’s plans for the Initial Alterations; provided, however, that Landlord shall not be entitled to any supervisory or construction management fee of charge.

D. Landlord shall provide Tenant with an allowance (the “Space Planning Allowance”) in an amount not to exceed $7,500.00 (i.e. a sum equal to Fifteen Cents ($0.15) per rentable square foot in the Premises) to be applied toward preparation of the initial space plan for the Initial Alterations in the Premises (the “Space Planning Costs”). Landlord shall disburse the Space Planning Allowance, or applicable portion thereof, to Tenant within forty-five (45) days after receipt of paid invoices from Tenant with respect to Tenant’s actual Space Planning Costs. However, in no event shall Landlord have any obligation to disburse any portion of the Space Planning Allowance after the date which is three (3) months after the Commencement Date.

2. Landlord Work.

A. Landlord, at its sole cost and expense (subject to the terms and provisions of Section 2.B below) shall (if the same have not been previously completed) perform certain “warm shell” improvements to the Premises (i) in accordance with the following work list (the “Initial Landlord Alterations”), and (ii) as described on Schedule 1 attached hereto (the “Second Phase Landlord Alterations”), in each case using Building standard methods, materials and finishes. The improvements not completed and to be performed in accordance with the work list below (the “Work List”) and in accordance with Schedule 1 to this Exhibit D are collectively hereinafter referred to as the “Landlord Work”. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

WORK LIST (INITIAL LANDLORD ALTERATIONS)

1. Complete any interior soft demolition, including removal of demolition spoils.

2. Install planned insulation within the Premises.

3. Floor area within the Premises shall be broom swept condition ready for layout and framing.

4. Building electrical system shall be ready to accommodate temporary lighting and power.

B. All work and upgrades, other than Landlord Work, subject to Landlord’s approval, shall be at Tenant’s sole cost and expense, plus any applicable state sales or use tax thereon, payable upon demand as Additional Rent. If Landlord is delayed in the performance of the Landlord Work, or any portion thereof, by any Tenant Delay (as defined in the Lease), the Landlord Work (or such portion thereof) shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay. Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any such other work and upgrades requested or performed by Tenant.

C. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed to be a representation by Landlord that the improvements constructed will be adequate for Tenant’s use. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner. Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease, except as otherwise provided in the Lease.

E. Notwithstanding the foregoing, Landlord shall be responsible for patent and latent defects in the Landlord Work of which Tenant notifies Landlord within twelve (12) months from the Substantial Completion of the Landlord Work. To the extent that the correction of such defects is covered under valid and enforceable warranties given Landlord by contractors or subcontractors performing the Landlord Work, Landlord shall pursue such claims directly or, to the extent that any such warranties apply solely to the Premises, assign any such warranties to Tenant for enforcement.

3. Miscellaneous.

A. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the performance of the Initial Alterations by Tenant as is reasonably possible. In no event shall the construction of the Initial Alterations cause a dangerous situation for Landlord in the performance of the Landlord Work, Tenant or their respective contractors or employees, or unreasonably hamper or otherwise prevent Landlord from proceeding with the completion of the Landlord Work at the earliest possible date.

B. Except as expressly provided in the Lease and this Exhibit D, Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Landlord Work, the Allowance and the Space Planning Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

C. This Exhibit D shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

SCHEDULE 1 TO EXHIBIT D

SECOND PHASE LANDLORD ALTERATIONS (Base Building Shell)

The following shall be completed by Landlord on or before the Commencement Date, per applicable local building code, and subject to necessary or desirable modifications, as deemed necessary in Landlord’s discretion for the overall integrity and design of the Building, provided that all Landlord Work shall remain reasonably consistent with the Class A nature of the Building:

1.	Water-tight, Title 24 Compliant Shell with perimeter insulation installed below the window sill and perimeter interior walls taped and sanded to type IV finish ready for paint or wall-covering.

2.	Ground Floor Lobby with Class A finishes per Landlord’s specifications.

3.	Complete, operational elevator system and finished elevator cabs per Landlord’s specifications.

4.	Base Building exit stairs, including painted walls, hand rails, and appropriate lighting and signage as required by applicable code. Demising walls framed and open on Premises side.

5.	Base Building mechanical system distributed via stub-outs to each floor. The air conditioning system consists of a penthouse mounted built-up system including cooling towers, chillers, and pumps. The heating system will be supported with a penthouse mounted hot water boiler with vertical hot water loop valved to each floor. The mechanical systems will be controlled via a web based, Direct Digital Controls (DDC) system.

6.	Base Building telephone room at the ground floor main point of entry (MPOE) with riser capacity to connect to telephone closets on each floor.

7.	Base Building restrooms including fixture counts required by code and Class A finishes per Landlord’s specifications.

8.	Base Building Electrical Power System (480/277V/1600A) with standard vertical power distribution to floor distribution panels in electrical closets on each floor.

9.	Base Building fire sprinklers (light hazard distribution).

10.	Base Building Fire/Life-Safety System, including all devices required by code for Base Building Shell, with additional addressable points available for Tenant use.

11.	Surface parking and required signage for same.

12.	Site landscaping and lighting.

13.	Horizontal window blinds at all exterior windows.

14.	Roof screens around rooftop equipment as required by code (except to the extent required as a result of the installation of Tenant’s Dish/Antenna pursuant to Section 38 of the Lease).

EXHIBIT E

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and AKAMAI TECHNOLOGIES, INC., a Delaware corporation (“Tenant”) for space in the Building located at 3125 Clearview Way, San Mateo, California.

a. Landlord shall provide Tenant with a good faith estimate of the total amount of Expenses and Taxes for each calendar year (or applicable portion thereof, if the first Lease Year of the Term does not constitute a full calendar year) during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth (1/12th) of Tenant’s Share of Landlord’s estimate of the total amount of Expenses and Taxes, which initial monthly sum is defined in Section 1.D. above as the “Tenant’s Monthly Expense and Tax Payment”. Tenant’s Monthly Expense and Tax Payment shall be prorated for any partial month in which the Rent Commencement Date or the last day of the Term occurs. If Landlord determines that its good faith estimate was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s Monthly Expense and Tax Payment shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the total amount of Expenses and Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within thirty (30) days or credited against the next due future installment(s) of Additional Rent.

B. As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual amount of Expenses and Taxes for the prior calendar year and Tenant’s Share of the actual amount of Expenses and Taxes for the prior calendar year. If the estimated amount of Expenses and Taxes for the prior calendar year is more than the actual amount of Expenses and Taxes for the prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant within forty-five (45) days after first deducting the amount of Rent due. If the estimated amount of Expenses and Taxes for the prior calendar year is less than the actual amount of Expenses and Taxes for such prior year, Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Expenses and Taxes, any underpayment for the prior calendar year.

C. Expenses Defined. “Expenses” means the sum of (i) all reasonable, direct and indirect costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property (including any reasonable costs and expenses in connection with operating, maintaining, repairing and managing the Exterior Common Areas located on the Property to the extent such costs and expenses are not deemed to be costs and expenses of the Project as a whole); provided however, in no event shall the management fees for the Project (expressed as a percentage of gross receipts for the Project) exceed 3% of such gross receipts and provided, further, that if (following Tenant’s exercise of the Expansion Option and Right of First Offer set forth in the Lease) Tenant shall lease and occupy the entire Building, the management fees for the Project (expressed as a percentage of gross receipts for the Project) shall not exceed 2% of such gross receipts; and (ii) the Building’s, the Property’s and the Landlord’s allocable percentage of (a) all reasonable, direct and indirect costs of operating, maintaining, repairing and managing the Project (including any costs and expenses in connection with operating, maintaining, repairing and managing the Exterior Common Areas located on the Project to the extent such costs and expenses are not specifically allocated to and payable by individual buildings within the Project), and (b) all costs, fees or other amounts payable to any association established for the benefit of the Project, including, but not limited to:

1. Labor costs, including, wages, salaries, bonuses, social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans.

2. Management fees (not to exceed the percentages set forth above), the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.

3. The cost of services, including amounts paid to service providers and the rental and purchase cost of parts, supplies, tools and equipment; provided however, if any such parts, supplies, tools or equipment would be deemed a capital expenditure under generally accepted accounting principles, then the determination of whether the rental or purchase cost of such item may be properly included in Expenses shall be governed by the terms of Section C.6 below.

4. Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, terrorism, general liability, rental loss, elevator, boiler and other insurance customarily carried from time to time by owners of comparable office buildings.

5. Electrical Costs (defined below) and charges for water, gas, steam and sewer, but excluding those charges for which Landlord is reimbursed by tenants and further excluding those charges paid directly by Tenant or any other tenant or occupant to the electricity service provider. “Electrical Costs” means: (a) charges paid by Landlord for electricity; and (b) costs incurred in connection with an energy management program for the Building, the Property or the Project. Electrical Costs shall be adjusted as follows: (i) amounts received by Landlord as reimbursement for above standard electrical consumption shall be deducted from Electrical Costs; (ii) the cost of electricity incurred to provide overtime HVAC to specific tenants (as reasonably estimated by Landlord) shall be deducted from Electrical Costs; and (iii) if Tenant is billed directly for the cost of building standard electricity to the Premises as a separate charge in addition to Base Rent, the cost of electricity to individual tenant spaces in the Building shall be deducted from Electrical Costs.

6. The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Building, Property or Project which are: (a) performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Building, Property or Project; or (b) required to comply with any Laws that are enacted, or first interpreted to apply to the Building, Property or Project, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the useful life of the improvement, as reasonably determined by Landlord. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement.

7. Any fees, costs and expenses relating to operating, managing, owning, repairing and maintaining any fitness center(s), conference center(s), concierge services, or other amenities (if any) in the Project (except to the extent Landlord charges a separate fee for the use of any such centers, services or amenities).

Notwithstanding the foregoing, for purposes of computing Tenant’s Share of Expenses, the Controllable Expenses (hereafter defined) shall not increase by more than 3% per calendar year on a compounding and cumulative basis over the course of the Term. In other words, Controllable Expenses for the second Lease year of the Term shall not exceed 103% of the Controllable Expenses for the first Lease year of the Term. Controllable Expenses for the third Lease year of the Term shall not exceed 103% of the limit on Controllable Expenses for the second Lease year of the Term, etc. By way of illustration, if Controllable Expenses were $10.00 per rentable square foot for the first Lease year of the Term, then Controllable Expenses for the second Lease year shall not exceed $10.30 per rentable square foot, and Controllable Expenses for the third Lease year of the term shall not exceed $10.61 per rentable square foot (whether or not actual Controllable Expenses were less than, equaled or exceeded the limit on Controllable Expenses the prior year). “Controllable Expenses” shall mean all Expenses exclusive of the cost of insurance, utilities, and taxes.

If Landlord incurs Expenses for the Building, the Property or the Project together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building, the Property and the Project and the other buildings or properties. Landlord agrees to act in a commercially reasonable manner in incurring Expenses, taking into consideration the class and the quality of the Building. Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; interest (except as provided above for the amortization of capital improvements); principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, including rental abatements and construction allowances, granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes (defined in Section 4.D) or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases. The following are also excluded from Expenses:

(a) Sums (other than management fees, it being agreed that the management fees included in Expenses are as described in Section C.2 above) paid to subsidiaries or other affiliates of Landlord for services on or to the Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience.

(b) Attorney’s fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building.

(c) Ground lease rental.

(d) Advertising and promotional expenditures.

(e) Fines, costs or penalties incurred as a result and to the extent of a violation by Landlord of any applicable Laws.

(f) Any fines, penalties or interest resulting from the gross negligence or willful misconduct of Landlord.

(g) The cost of testing, remediation or removal of “Hazardous Materials” in the Building or on the Project required by Laws; provided however, that with respect to the testing, remediation or removal of any material or substance which, as of the Commencement Date was not considered, as a matter of Law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, the cost thereof may be included in Expenses for the Property.

(h) Landlord’s charitable and political contributions.

(i) Executive salaries for personnel above the level of property manager; provided that if any employee performs services in connection with the Building and other buildings, costs associated with such employee may be proportionately included in Expenses based on the percentage of time such employee spends in connection with the operation, maintenance and management of the Building.

(j) Legal, auditing, consulting and professional fees and other costs (other than those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Property (which shall exclude the attorneys’ fees and other costs described in subclause (b) above)).

(k) Costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed for such costs by insurance proceeds, contractor warranties, guarantees, judgments or other third party sources.

(l) Except as specifically provided above in Section C.6 above, any capital improvement costs.

If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total rentable square footage of the Building at any time during a calendar year, Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the rentable square footage of the Building during that calendar year. The extrapolation of Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Expenses that are impacted by changes in the occupancy of the Building.

D. Taxes Defined. “Taxes” shall mean: (1) all real estate taxes and other assessments on the Building and/or Property, and the Building’s and Property’s share of such taxes relating to the Project, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Building’s and Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Building, Property and/or Project; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Building, Property or the Project; and (3) all reasonable, out of pocket costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any reasonable, out of pocket costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, franchise, capital stock, documentary transfer, business association, gift, estate or inheritance tax. If an assessment is payable in installments, Taxes for the year shall include the amount of the installment and any interest due and payable during that year. For all other real estate taxes, Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment.

E. Audit Rights. Tenant may, within twelve (12) months after receiving Landlord’s statement of Expenses (but not more frequently than once per twelve (12) month period during the Term), give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for that calendar year. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed CPA firm. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. However, notwithstanding the foregoing, if Landlord and Tenant determine that Expenses for the Building for the year in question were less than stated by more than 5%, Landlord, within thirty (30) days after its receipt of paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review by Tenant. Within ninety (90) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of

Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the ninety (90) day period or fails to provide Landlord with a Review Notice within the twelve (12) month period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

EXHIBIT F

PARKING AGREEMENT

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and AKAMAI TECHNOLOGIES, INC., a Delaware corporation (“Tenant”) for space in the Building located at 3125 Clearview Way, San Mateo, California.

1. The capitalized terms used in this Parking Agreement shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Parking Agreement. In the event of any conflict between the Lease and this Parking Agreement, the latter shall control.

2. Landlord hereby grants to Tenant and persons designated by Tenant a license to use one hundred fifty-five (155) non-reserved parking spaces (based upon a ratio of 3.1 parking spaces per 1,000 square feet of rentable area of the Premises) and zero (0) reserved parking spaces in the surface parking lot servicing the Building (“Parking Facility”). The number of parking spaces available for Tenant’s use shall increase proportionately (based upon a ratio of 3.1 parking spaces per 1,000 square feet of rentable area of the Premises) if, during the Term of the Lease, the rentable area of the Premises increases due to Tenant’s exercise of its Expansion Option and/or its Right of First Offer (as such terms are defined in the Lease). The term of such license shall commence on the Commencement Date under the Lease and shall continue until the earlier to occur of the Termination Date under the Lease, the sooner termination of the Lease, or Tenant’s abandonment of the Premises thereunder. During the term of this license, Tenant’s use of the Parking Facility shall be free of monthly parking charge. Tenant may, from time to time request additional parking spaces, and if Landlord shall provide the same, such parking spaces shall be provided and used on a month-to-month basis, and otherwise on the foregoing terms and provisions, and at such prevailing monthly parking charges as shall be established from time to time.

3. Tenant shall at all times comply with all applicable ordinances, rules, regulations, codes, laws, statutes and requirements of all federal, state, county and municipal governmental bodies or their subdivisions respecting the use of the Parking Facility. Landlord reserves the right to adopt, modify and enforce reasonable rules (“Rules”) governing the use of the Parking Facility from time to time including any key-card, sticker or other identification or entrance system and hours of operation, provided that the same re given to Tenant in writing prior to there effect and are generally applicable, and generally applied in the same manner, to all tenants of the Building. The Rules set forth herein are currently in effect. Landlord may refuse to permit any person who violates such Rules to park in the Parking Facility, and any violation of the Rules shall subject the car to removal from the Parking Facility.

4. Unless specified to the contrary above, the parking spaces hereunder shall be provided on a non-designated “first-come, first-served” basis. Tenant acknowledges that Landlord has no liability for claims arising through acts or omissions of any independent operator of the Parking Facility. Landlord shall have no liability whatsoever for any damage to items located in the Parking Facility, nor for any personal injuries or death arising out of any matter relating to the Parking Facility, and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s employees look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the Parking Facility. Landlord and Tenant each hereby waives on behalf of its insurance carriers all rights of subrogation against the other party and the other party’s agents with respect to the Parking Facility. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, which assignment and reservation or spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any location designated for such assigned or reserved parking spaces. Tenant acknowledges that the Parking Facility may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Facility, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond the operator’s reasonable control. In such event, Landlord shall refund any prepaid parking fee hereunder, prorated on a per diem basis.

5. If Tenant shall default beyond applicable notice and cure periods under this Parking Agreement, the operator shall have the right to remove from the Parking Facility any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such default, without liability therefor whatsoever. In addition, if Tenant shall default under this Parking Agreement, Landlord shall have the right to cancel this Parking Agreement on ten (10) days’ written notice, unless within such ten (10) day period, Tenant cures such default (which ten (10) day cure period shall, for non-monetary defaults, be extended one day for each day that Tenant is prevented from completing its cure due to events of Force Majeure, provided that Tenant is diligently prosecuting its cure to completion). If Tenant defaults with respect to the same term or condition under this Parking Agreement more than three (3) times during any twelve (12) month period, and Landlord notifies Tenant thereof promptly after each such default, the next default of such term or condition during the succeeding twelve (12) month period, shall, at Landlord’s election, constitute an incurable default. Such cancellation right shall be cumulative and in addition to any other rights or remedies available to Landlord at law or equity, or provided under the Lease (all of which rights and remedies under the Lease are hereby incorporated herein, as though fully set forth). Any default by Tenant under the Lease shall be a default under this Parking Agreement, and any default under this Parking Agreement shall be a default under the Lease.

RULES

(i) Tenant shall have access to the Parking Facility on a 24-hour basis, seven (7) days a week, subject to the other terms of this Parking Agreement; provided, however, that Landlord shall have the right to temporarily change such access hours so long as Landlord uses commercially reasonable efforts to minimize disruption to Tenant’s business. Tenant shall not store or permit its employees to store any automobiles in the Parking Facility without the prior written consent of the operator. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facility, or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight for more than one night, Tenant shall provide the operator with prior notice thereof designating the license plate number and model of such automobile.

(ii) Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

(iii) All directional signs and arrows must be observed.

(iv) The speed limit shall be five (5) miles per hour.

(v) Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

(vi) Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a) Areas not striped for parking

(b) aisles

(c) where “no parking” signs are posted

(d) ramps

(e) loading zones

(vii) Parking stickers, key cards or any other devices or forms of identification or entry supplied by the operator shall remain the property of the operator. Such device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking passes and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

(viii) Monthly fees (if any) shall be payable in advance prior to the first day of each month. Failure to do so after five (5) business days’ written notice will cancel Tenant’s parking privileges (but not the entire Parking Agreement) with respect to the subject parking space(s) and a charge at the prevailing daily parking rate will be due. No deductions or allowances from the monthly rate will be made for days on which the Parking Facility is not used by Tenant or its designees.

(ix) Parking Facility managers or attendants are not authorized to make or allow any exceptions to these Rules.

(x) Every parker is required to park and lock his/her own car.

(xi) Loss or theft of parking pass, identification, key cards or other such devices must be reported to Landlord and to the Parking Facility manager promptly. Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen passes and devices found by Tenant or its employees must be reported to the office of the Parking Facility promptly.

(xii) Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited. Parking spaces may be used only for parking automobiles.

(xiii) Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Rules.

6. TENANT ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE TO TENANT OR TENANT’S PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY LOSS OR DAMAGE TO TENANT’S AUTOMOBILE OR THE CONTENTS THEREOF DUE TO THEFT, VANDALISM OR ACCIDENT) ARISING FROM OR RELATED TO TENANT’S USE OF THE PARKING FACILITY OR EXERCISE OF ANY RIGHTS UNDER THIS PARKING AGREEMENT, WHETHER OR NOT SUCH LOSS OR DAMAGE RESULTS FROM LANDLORD’S ACTIVE NEGLIGENCE OR NEGLIGENT OMISSION. THE LIMITATION ON LANDLORD’S LIABILITY UNDER THE PRECEDING SENTENCE SHALL NOT APPLY HOWEVER TO LOSS OR DAMAGE ARISING DIRECTLY FROM LANDLORD’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

7. Without limiting the provisions of Paragraph 6 above, Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant arising as a result of parking in the Parking Facility, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant by this instrument, to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence (but not active negligence or willful misconduct).

8. The provisions of Section 21 of the Lease are hereby incorporated by reference as if fully recited.

Tenant acknowledges that Tenant has read the provisions of this Parking Agreement, has been fully and completely advised of the potential dangers incidental to parking in the Parking Facility and is fully aware of the legal consequences of agreeing to this instrument.

EXHIBIT G

FORM OF CONFIDENTIALITY AGREEMENT

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and AKAMAI TECHNOLOGIES, INC., a Delaware corporation (“Tenant”) for space in the Building located at 3125 Clearview Way, San Mateo, California.

[SEE ATTACHED PAGE]

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EXHIBIT H

HYPOTHETICAL CALCULATION OF ACCELERATION FEE

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and AKAMAI TECHNOLOGIES, INC., a Delaware corporation (“Tenant”) for space in the Building located at 3125 Clearview Way, San Mateo, California.

Akamai Lease Termination Fee Formula

3/11/2008

Cost	100% Costs	29.41% Unamortized at 60 mo.
Brokerage Fees:	$612,500	$180,136
Tenant Improvements:	$2,500,000	$735,250

Landlord Transaction Costs:	$3,112,500	$915,386

Effective Rent Calculation	84 Mo. Term	60 Mo. Term
Effective Difference:	$3.40	$3.25

Difference in Effective Rents:	$0.15
Over 60 Mo.:	$8.79

x 50,000 SF:	$439,375

Tenant Lease Termination Fee:

	Unamortized Fees:	$180,136
	Unamortized TI’s:	$735,250
	Effective Rent Difference:	$439,375

	Tenant Lease Termination Fee:	$1,354,761

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EXHIBIT I

LIST OF PERSONAL PROPERTY

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and AKAMAI TECHNOLOGIES, INC., a Delaware corporation (“Tenant”) for space in the Building located at 3125 Clearview Way, San Mateo, California.

1.	Security systems; CCTV cameras, card readers, DVR’s.

2.	A/V Equipment; wall mounted plasma screens, ceiling mounted projectors, wall mounted projection screens.

3.	Break Rooms; refrigerators, microwaves, water coolers.

4.	Furniture; all free standing office furniture and the systems furniture (even if wall mounted)

5.	Server Room/IDF Rooms/NOC; equipment racks, all network and voice equipment (even if wall mounted)

6.	Antennas

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